As filed with the Securities and Exchange Commission on

                                November 27, 2001

                           Registration No. 333-63220

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 4 TO FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

   National Companies, Inc. (formerly known as The Nationwide Companies, Inc.)
                 (Name of small business issuer in our charter)

         Florida                      5122                        65-0962627
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                            4350 Oakes Rd., Suite 512
                              Davie, Florida 33314

                                 (954) 584-2151

          (Address and telephone number of principal executive offices)

                            4350 Oakes Rd., Suite 512
                              Davie, Florida 33314

                                 (954) 584-2151

(Address of principal place of business or intended principal place of business)

  Richard Loehr, Chief Executive Officer and Chairman of the Board of Directors
                            National Companies, Inc.
                            4350 Oakes Rd., Suite 512
                              Davie, Florida 33314

                                 (954) 584-2151

            (Name, address and telephone number of agent for service)

                          Copies of communications to:
                             Richard I. Anslow, Esq,
                              Anslow & Jaclin, LLP
                          4400 Route 9 South, 2nd floor
                           Freehold, New Jersey 07728

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

            Shares      Offering Price        Gross Proceeds to the Company

Minimum     100,000     $5.00                 $500,000

Maximum     1,000,000   $5.00                 $5,000,000

Selling Shareholders may also be selling up to 500,000 additional shares

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO ONE IS AUTHORIZED TO GIVE ANY INFORMATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING AND, IF GIVEN, YOU SHOULD NOT RELY ON THIS INFORMATION. THIS PROSPECTUS SHOULD NOT BE CONSIDERED AN OFFER TO ANY PERSON TO WHOM SUCH AN OFFER WOULD BE UNLAWFUL.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

INFORMATION ON US

We provide a range of benefit packages offering diversified products and services to our associates located throughout the United States. Although we are not presently qualified for public market quotation we intend to qualify our shares for quotation on the OTC Bulletin Board concurrently with the date of this prospectus.

TERMS OF THE INITIAL OFFERING PERIOD

< The initial offering period will end 12 months from the date listed in this prospectus unless it is terminated earlier.

< During the initial offering period, we will offer shares at $5.00 per share with the minimum purchase being $25,000 (5,000 shares). Since there is no selling commission, all proceeds from the sales will go to us.

< This offering is being made on a self-underwritten basis by us through our only principal, Richard Loehr, without the use of securities brokers. All proceeds from the sale of shares will be held in an attorney escrow account maintained by Anslow & Jaclin, LLP, Freehold, New Jersey.

< If we do not sell a minimum of $500,000 of our shares during the initial offering period, we will return all money from shares sold without interest within thirty(30) days of the close of the initial offering period.

ADDITIONAL SHARES BEING OFFERED

We will not receive any proceeds from the additional 500,000 shares which may be offered by our selling shareholders.

You must meet certain requirements in order to purchase the shares offered in this prospectus. You must indicate in the Subscription Agreement and Power of Attorney that you have either a net worth of at least $100,000 (exclusive of home, furnishings and automobiles) or a net worth of at least $50,000 (also exclusive of home, furnishings and automobiles) and an annual adjusted gross income of not less than $25,000.

                               Table of Contents

Descriptive Title                                                    Page

PROSPECTUS SUMMARY                                                   4
SUMMARY FINANCIAL DATA                                               6
RISK FACTORS                                                         7
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS                 13
USE OF PROCEEDS                                                      14
DETERMINATION OF OFFERING PRICE                                      15
CAPITALIZATION                                                       15
DILUTION                                                             16
FIDUCIARY RESPONSIBILITY OF OUR MANAGEMENT                           17
SELLING SECURITY HOLDERS                                             18
SHARE ELIGIBLE FOR FUTURE SALE                                       22
PLAN OF DISTRIBUTION                                                 23
LEGAL PROCEEDINGS                                                    24
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS         25
PRINCIPAL SHAREHOLDERS                                               29
ABOUT US                                                             30
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION            38
ABSENCE OF CURRENT PUBLIC MARKET                                     43
DESCRIPTION OF CAPITAL STOCK                                         43
EXECUTIVE COMPENSATION                                               44
SUBSCRIPTION PROCEDURE                                               46
ERISA CONSIDERATIONS                                                 47
LEGAL MATTERS                                                        47
EXPERTS                                                              47
WHERE YOU CAN FIND MORE INFORMATION                                  47
CHANGES AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE     49
APPENDIX I (FINANCIAL STATEMENTS)                                    F-1
EXHIBIT A - SUBSCRIPTION AGREEMENT                                   A-1

         PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS                   II-1
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                 II-2
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES                     II-2
ITEM 27. EXHIBITS                                                    II-4

                               PROSPECTUS SUMMARY

The following is a summary of material information which is supported in its entirety by detailed information(including financial information and notes thereto) contained in this prospectus. This highlighted summary is intended for reference only. Before making any investment, you should carefully consider the information under the heading "Risk Factors." Please note that throughout this prospectus, the words "we", "our" or "us" refer to National Companies, Inc. and not to the selling stockholders.

About Us

We are a direct sales and distribution organization. Our ability to aggregate services and products enables us to offer discounts through the power of group buying. We offer a wide variety of products and services. We have developed a marketing system based on the one-to- one marketing concept of direct selling, creating value for us and the potential for significant revenue for our Independent Marketing Directors. In addition to our suppliers, we have developed an affiliation with four companies to satisfy market demand from our associates for products and services for which we did not have a suitable provider. Our benefit packages include automotive discounts, financing, leasing, mortgages, life and health insurance, travel and vacation packages, telecommunications and more. Other benefits include an array of consumer-oriented products and services including car care products, dietary and nutritional supplements, personal care, jewelry and stained glass.

We generate revenue by selling benefit packages which provide goods and services provided through suppliers. Goods and services available through the benefit packages include: automobiles, automobile extended warranties, health and life insurance, travel services, automotive products, fruit and gift products, jewelry, UPS next day letters, miracle ear hearing aids, eye care, vitamin supplements, cosmetics and skin care products, mortgage loans and telecommunication long distance services. If additional products or services are added to the benefits packages they will be provided by our existing or future suppliers.

Our independent contractors are called Independent Marketing Directors, and are compensated for the sale of our benefit packages. In direct sales, individuals may also be compensated from group efforts. We compensate our Independent Marketing Directors with commissions and bonuses based on individual and group efforts.

Securities Offered by Us

The maximum amount of shares offered ($5,000,000): 1,000,000 shares at $5.00 per share.

The minimum amount of shares offered ($500,000): 100,000 shares at $5.00 per share.

Although we are not presently qualified for public quotation, we intend to qualify our shares for quotation on the OTC Bulletin Board concurrently as of the effective date of this prospectus or as soon after as possible.

Offering Period(s)

Initial: During the initial offering period, we will offer shares for a period of twelve(12) months from the effective date of this prospectus unless it is terminated earlier. During this initial offering period we will break escrow once a minimum of $500,000 in shares is sold. There will be no extension of the offering period.

Proceeds Held

Proceeds from these sales will not be paid to us until the $500,000 minimum in sales is achieved. Investors are reminded that, given the twelve(12) month duration of the initial offering period, investments may be held in escrow. If the minimum $500,000 in shares is not raised in the initial offering period we will not return proceeds to the investors until thirty (30) days after the close of the initial offering period. No interest will be earned on the funds in the escrow account. Even if interest is earned, it will not be distributed to investors but will be distributed to us. There will be no fees or other amounts deducted from returned funds.

Investor Requirements

You must meet certain requirements in order to purchase the shares offered in this prospectus. You must indicate in the Subscription Agreement and Power of Attorney that you have either a net worth of at least $100,000 (exclusive of home, furnishings and automobiles) or a net worth of at least $50,000 (also exclusive of home, furnishings and automobiles) and an annual adjusted gross income of not less than $25,000.

Minimum Subscription

The minimum purchase is $25,000 and/or 5,000 shares.

Risks and Conflicts of Interest

We have had a history of significant losses. For the years ended December 31, 2000 and 1999, we had net income of $528,829 and a net loss of ($1,084,705) respectively on revenues of $6,392,752 for the calendar year 2000 and revenues of $2,065,549 for the calendar year 1999. There is no assurance that we can continue to generate net income and increase revenues or successfully expand our operations in the future. We are subject to all of the problems, expenses, delays and other risks inherent in a business with a relatively short history of operations and in a business seeking to expand our operations. Therefore, we cannot predict with certainty whether and if we will be capable of becoming a profitable entity. This investment involves substantial risks. Risks inherent in investing in us are discussed under "Risk Factors."

Plan of Distribution

This offering of a minimum of 100,000 of our shares and a maximum of 1,000,000 of our shares is being made on a self-underwritten basis by us through our officers and directors who will not be paid any commissions or other compensation and without the use of securities brokers.

Selling Shareholders may also be selling up to 500,000 additional shares. Such shares of our common stock may be sold from time to time to purchasers directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders for whom they may act as agent. The Selling Shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the Selling Shareholders in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act. We will bear all expenses of the offering of shares of our common stock by the Selling Shareholders other than payment that they may agree to make to underwriters.

Application of Proceeds

The proceeds of the offering are to be used for technology related matters (computer hardware, increased Internet capabilities and custom software development); business development (research and market development of additional products and service benefit offerings) and general corporate purposes, including working capital.

                             SUMMARY FINANCIAL DATA

The following is a summary of our financial data contained in this prospectus. This information reflects our operations for the period from inception January

15, 1999 to September 30, 2001, is derived from, and qualified by reference to,

our financial statements which have been audited through December 31, 2000, by Robert Jarkow, CPA, Independent Certified Public Accountant. The information below should be read in conjunction with the consolidated Financial Statements and Notes thereto included in this Prospectus. Our historical operating results are not necessarily indicative of the results of any future period.

                                            Nine Months Ended                    Year Ended                January 15, 1999
                                            September 30, 2001                       December 31,              (Inception)
                                            (unaudited)                         2000                      to December 31,
                                                                                                          1999
STATEMENT OF OPERATIONS
Revenues                                  $6,294,048                          $6,392,752                   $2,065,549
Net Income(loss)                          $ (443,870)                           $528,829                  ($1,084,705)
Net Income(loss)per share                 $   (0.178)                             $$0.21                      $($0.43)
Number of Shares used in                   2,500,000                           2,500,000                    2,500,000
calculation of net loss per share (2)

BALANCE SHEET DATA                          September 30, 2001

Total Assets                             $11,306,279
Total Shareholder's (deficit)              ($955,064)

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. If any of these risks, or other risks not presently known to us, or that we currently believe are not significant, develops into an actual event, then our business, financial condition and results of operations could be adversely affected. If that happens, the market price of our common stock could decline, and you may lose all or part of your investment.

WE DEPEND ON OUR PRESIDENT/CHIEF EXECUTIVE OFFICER AND OTHER MANAGEMENT PERSONNEL TO OPERATE AND GROW AND IF WE LOSE THE SERVICES OF THESE EMPLOYEES WE WILL BE UNABLE TO PROVIDE THE SERVICES TO OUR CLIENTS

We believe the efforts of our executive officers and other management personnel, including Richard L. Loehr, our President and Chief Executive Officer are essential to our operations and growth. The loss of the services of Mr. Loehr and others would materially adversely affect us. We do not carry key-man life insurance on any such individuals. We presently have no agreements with our management personnel to retain their services.

WE HAVE HAD SIGNIFICANT LOSSES AND MAY NOT BE ABLE TO CONTINUE TO SUCCESSFULLY EXPAND OUR REVENUES AND REMAIN PROFITABLE

For the years ended December 31, 2000 and 1999, we had net income of $528,829 and a net loss of ($1,084,705) respectively on revenues of $6,392,752 for the calendar year 2000 and revenues of $2,065,549 for the calendar year 1999. We recently consolidated offices by relocating a data processing office, in an effort to create a higher level of efficiency and utilization of our resources and decreasing operating expenses. At this point in time we do not expect material changes in our operating expenses in the near term, and we are unable to quantify to what extent operating expenses may increase in the future. We cannot assure you that we can continue to generate net income and increase revenues or successfully expand our operations in the future. We are subject to all of the problems, expenses, delays and other risks inherent in a business with a relatively short history of operations and in a business seeking to expand our operations. Therefore, we cannot predict with certainty the success or failure of our future operations.

WE MAY EXPERIENCE DIFFICULTY DEVELOPING NEW PRODUCT AND SERVICE BENEFITS BASED ON OUR INEXPERIENCE WHICH MAY HAVE A NEGATIVE EFFECT ON OUR BUSINESS

If we attempt to develop new product and service benefit lines outside of our present lines, that effort could have a negative effect on our results of operations. Our efforts in developing new line of services and products involve inherent risks, including risks associated with inexperience and competition from mature participants in the markets we enter. Our inexperience may result in costly decisions that could have a negative effect on our business, financial condition and results of operations.

FURTHER EXPANSION IS DEPENDENT UPON FACTORS BEYOND OUR CONTROL AND OUR FAILURE TO EXPAND MAY MAKE IT DIFFICULT FOR US TO COMPETE SUCCESSFULLY FOR NEW BUSINESS

Our expansion plans are based primarily upon increasing our existing sales and the offering of additional lines of business. Our growth will depend, in part, upon the development of new business lines which will be dependent upon a number of factors:

     - our ability to identify and acquire suitable alternative business lines;
     - our ability to finance the expansion of sales and future business lines;
     -    achieving market acceptance of our business lines;
     -    regulatory constraints;
     - our ability to market and provide additional business lines on a cost-effective basis; and
     - whether anticipated performance levels of new business lines will be achieved.

Many of the factors required for the new business lines to succeed will be beyond our control. These include, but are not limited to, the effectiveness of our marketing efforts in the sale of our benefit packages.

OUR DEPENDENCE ON A LIMITED NUMBER OF SUPPLIERS AND AFFILIATED COMPANIES MAY CAUSE OUR SUPPLIES TO BE REDUCED AND LIMIT OUR ABILITY TO MEET OUR CONSUMER DEMANDS

We do not intend to produce our own private label business lines since we believe that the availability of existing and highly visible business lines from suppliers and third parties is adequate to meet our needs. We maintain limited existing contractual commitments or other arrangements for the future access to various business lines. Neither our suppliers nor affiliated companies comprise a majority of our revenues. We generate revenue from the sale of the benefit packages. Should the relationships with our suppliers and affiliated companies terminate, our supply may be reduced and we may not be able to meet consumer demands.

Our Independent Marketing Directors are independent contractors that have applied to us, and have been authorized to market our benefit package and to be compensated for the sale of our benefit package. Should the relationships with our suppliers and affiliated companies terminate, our supply may be reduced and we may not be able to meet consumer demands.

WE FACE SIGNIFICANT COMPETITION FROM MORE ESTABLISHED COMPANIES WHICH COULD PREVENT US FROM ESTABLISHING A STABLE AND LONG LASTING MARKET PRESENCE

We compete intensely with other direct sales companies in the recruitment of IMD's, of which there are many such companies. Some of the largest of these are Market America, Nature's Sunshine, Inc., Herbalife International, Inc., Amway n/k/a Alticor, Inc., Rexall Sundown, Inc., Nu Skin and Excel Communications. Each of these companies is substantially larger than us and has significantly greater financial and personnel resources.

Furthermore, we are a relatively new participant in the direct sales marketplace and as such can not be considered to be directly competitive with such companies at this time. Nevertheless, it is our goal to become a viable direct sales company with our own market presence and productive IMDs. However, there is no assurance that we will be able to establish a stable and long lasting market presence.

SALES BY SELLING SECURITY HOLDERS BELOW THE $5.00 OFFERING PRICE MAY CAUSE OUR STOCK PRICE TO FALL AND DECREASE DEMAND IN THE PRIMARY OFFERING WHICH MAY DECREASE THE VALUE OF YOUR INVESTMENT

The selling security holder offering will run concurrently with the primary offering. All of the stock owned by the selling security holders, including our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. In the event that the selling security holders sell some or all of their shares, which could occur while we are still selling shares directly to investors in this offering, trading prices for the shares could fall below the offering price of the shares. In such event, we may be unable to sell all of the shares to investors, which would negatively impact the offering. As a result, our planned operations may suffer from inadequate working capital.

DIRECT SELLING ACTIVITIES ARE REGULATED BY VARIOUS GOVERNMENTAL AGENCIES WHICH MAY MAKE IT MORE DIFFICULT FOR US TO OPERATE OUR BUSINESS

Regulatory changes may impose significant restrictions and additional costs or other burdens on our business. The processing, formulation, packaging, labeling and advertising of our supplier's health care products is subject to regulation by one or more federal agencies, including the FDA, the Federal Trade Commission, the Consumer Product Safety Commission and the United States Department of Agriculture and the Environmental Protection Agency. These activities are also regulated by various agencies of the states and localities. The FDA, in particular, regulates the advertising, labeling and sales of vitamin and mineral supplements if the FDA believes they are unapproved drugs or food additives rather than food supplements. Compliance with the rules and regulations of such agencies is complex and entails continued diligence. In addition, the Compliance Policy Guide issued by the FDA establishes the manner in which homeopathic drugs are regulated. The Compliance Policy Guide provides that homeopathic drugs may only contain ingredients that are generally recognized as homeopathic. Compliance with the Compliance Policy Guide requires detailed scrutiny and diligence.

These laws and regulations are generally intended to prevent fraudulent or deceptive schemes. Such schemes, often referred to as "pyramid" or "chain sales" schemes, often promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products.

We cannot determine the effect that future governmental regulations or a administrative orders may have on our business. Moreover, governmental regulations in countries where we plan to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to us has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of IMD's and, consequently, on our possible future sales and earnings.

WE ARE DEPENDENT UPON OUR INDEPENDENT MARKETING DIRECTORS & ASSOCIATES AND THE FAILURE TO MAINTAIN SUCH PARTIES WILL HURT THE SALES OF OUR PRODUCTS AND SERVICES

We market our benefit packages through approximately 25,000 active Independent Marketing Directors. Due to the nature of an associate, we are unable to determine exactly how many associates are with us. For example, we have municipalities which have purchased benefit packages whose employees are associates, and currently we are unaware of the exact number of employees a municipality may have that are associates. IMD agreements are voluntarily terminable by the IMD at any time. Our revenue is directly dependent upon the efforts of these independent marketing directors, and any growth in future sales volume will require an increase in the productivity of these IMDs and/or growth in the total number of IMDs. As is typical in the direct selling industry, there is turnover in IMDs from year to year, which requires the training of new IMDs by existing IMDs to maintain or increase the overall number of IMDs and associates and motivate new and existing IMDs. There may be seasonal decreases in IMD sales in some of the areas in which we operate because of local holidays and customary vacation periods. The size of the IMD force can also be particularly impacted by general economic and business conditions and a number of intangible factors such as adverse publicity or the public's perception of our products or direct selling businesses in general. We cannot assure you that the number or productivity of our IMDs will be sustained at current levels or increased in the future.

An IMD differs from an associate due to the fact that they are an individual who has completed an application to become such, at no cost to that individual, they are able to market National's benefit packages. An associate is an individual, business or municipality which has purchased a benefit package to utilize the product and service offerings available. In addition, an IMD does not have to purchase a benefits package.

OUR LIABILITY INSURANCE MAY NOT BE SUFFICIENT TO COVER US AND ANY SHORTFALL MAY REQUIRE US TO CEASE OPERATIONS OR EXPEND SIGNIFICANT RESOURCES AND ENERGY DEFENDING SUCH CLAIMS

The offering of alternative health care products exposes us to the possibility of personal injury, product or other liability claims. We carry general liability insurance in the amount of $1,000,000 per occurrence limit and $1,000,000 in the aggregate, including product liability insurance. A successful claim against us which exceeds, or is not covered by, our insurance policies could require us to cease operations. In addition, we may be required to expend significant resources and energy in defending against any claims.

YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT SINCE THERE IS NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK OR THAT OUR COMMON STOCK WILL EVER BE APPROVED FOR TRADING ON A RECOGNIZED STOCK EXCHANGE

There has been no trading market for the shares and none is anticipated to develop in the near future. We intend to apply for a listing on the OTC Bulletin Board concurrently with the filing of this offering. It is unlikely that a trading market will develop in the near term or that, if developed, it will be sustained. In the event a regular public trading market does not develop, any investment in our common stock would be highly illiquid. Accordingly,

an investor in the Shares may not be able to sell the Shares readily, if at all.

SELLING SHAREHOLDERS MAY IMPACT OUR STOCK VALUE THROUGH THE EXECUTION OF SHORT SALES WHICH MAY DECREASE THE VALUE OF OUR COMMON STOCK

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

THIS OFFERING IS BEING SELF-UNDERWRITTEN AND NO INDEPENDENT DUE DILIGENCE HAS BEEN UNDERTAKEN

This offering is being self-underwritten by our officers and directors and potential investors should give careful consideration to all aspects of this offering before any investment is made. Due to the absence of an underwriter, no due diligence examination has been performed in conjunction with this offering such as would have been performed in an underwritten offering.

INVESTORS IN THIS OFFERING WILL BEAR MOST OF THE RISK OF LOSS EVEN THOUGH OUR PRESENT OFFICER AND DIRECTOR WILL CONTROL US

Our present officer and director owns 80% of our common shares before the registration and issuance of additional shares from this offering. This controlling interest was acquired at a cost substantially below the offering price. Specifically, the aggregate amount paid for the interest acquired by Mr. Loehr is $110,000 or $.06 per share. Accordingly, purchasers of the shares offered will bear most of the risk of loss although our control will be maintained by the existing stockholders by virtue of their percentage stock ownership.

WE RECENTLY HAD A NET INCOME BUT HAVE A HISTORY OF NET LOSSES AND MAY REQUIRE ADDITIONAL FINANCING IN ORDER TO CONTINUE OUR BUSINESS OPERATIONS

Since inception, we have had a deficit; however, as of the calendar year ending December 31, 2000, we have net income on a consolidated basis of $528,829. We cannot assure you that we can continue to realize net income and generate increased revenues at the same or similar rate as in the immediate past and/or to successfully expand our operations in the future. Moreover, as of the nine months ended September 30, 2001 we experienced a net loss of ($443,870) as compared to a net gain of $124,902 for the nine months ended September 30, 2000. This net loss resulted even though revenue for the nine months ended September 30, 2001 was $6,294,048 as compared to $3,668,456 for the nine months ended September 30, 2000.

Our ultimate success in fully implementing our business model and meeting our cash flow obligations is dependent on our ability to continue to recognize increased revenues in the form of benefit package sales. Although we believe we will continue to receive increased benefit package sales there can be no assurances. In the event that we do not recognize increased benefit package sales we may need to raise additional capital, as to which there can be no assurances. We currently have a positive cash balance as of the quarter ending September 30, 2001 of $1,979,487. We feel that our present capital is sufficient to meet our operating cash flow needs through June 30, 2002 in the event our cash flows from operating, investing and financing activities are insufficient to meet our expected operating obligations as they come due.

In the event that cash from operations and other available funds prove to be insufficient to fund our anticipated operations, we may seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of our then current shareholders.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have paid a $75,000 consulting fee to Global Business Resources, Inc., a Florida corporation which is controlled by Peter Goldstein who is the husband of Shelley Goldstein, the former sole officer and director of Focus Financial Group, Inc., and beneficial owner of 238,000 of our shares. This consulting fee was for management, operational, financial and organizational consulting received by us in addition to our merger with Focus Financial Group, Inc.

We have no plans to issue any additional securities to management, promoters, affiliates or associates at the present time. If our Board of Directors adopts an employee stock option or pension plan, we may issue additional shares according to the terms of this plan.

Although we have a very large amount of authorized but un-issued common stock, we intend to reserve this stock to implement continued expansion of the business.

Business with Our Affiliates

We have only done business with affiliates at the prices and on terms comparable to those of non-affiliates. Our Board of Directors must approve any related party contract or transaction. Mr. Loehr, who is presently our Chairman and CEO, has agreed to abstain from voting on any related party contract or transaction involving his existing businesses. Nevertheless, it would still be possible for our Board of Directors to authorize such a contract or transaction with Mr. Loehr's existing businesses or any other affiliate even if the terms were unfair to us.

We do not intend to use the proceeds from this offering to make payments to any promoters, management (except as salaries, benefits and out of pocket expenses) or any of their affiliates. We have no present intention of acquiring any assets by any promoter, management or their affiliates or associates.

There are no arrangements or agreements between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence our affairs.

There are four affiliated companies owned by our majority shareholder, Mr. Loehr, which provide product and service offerings that are included in our benefit packages. These companies do not provide products or services directly to us. Furthermore we pay no consideration to any of the affiliated companies for the products and services provided to our associates from our benefit package. The affiliated companies generate revenue like any of our other suppliers, through the purchase of the products and services offered in the benefit package by our associates. One affiliate pays a commission to us based upon product sales. The revenue received by us from this affiliate is reflected in the Statement of Operations as commissions. The following sets forth the four affiliated companies:

1. Team National Products, Inc., a Florida corporation, 100% ownership by Richard and Mary Lou Loehr.
2. National Travel Consultants, Inc., a Florida corporation, 100% ownership by Richard and Mary Lou Loehr.
3. National Health Plans Plus, Inc. a Florida corporation, 100% ownership by Richard and Mary Lou Loehr.
4. National Automotive, Inc. a Florida corporation, 100% ownership by Richard and Mary Lou Loehr.

As of December 31, 2000, we advanced, interest free, the sum of $465,634 to our affiliate, Team National Products, Inc. The money advanced to Team National Products, Inc. was repaid in full to us. $351,359 was repaid in the first quarter of 2001 and the balance of $114,275 was repaid to us in the second quarter of 2001.

                                 USE OF PROCEEDS

Net proceeds from the sale of the shares of common stock are estimated to be $4,965,050 if the $5,000,000 maximum number of shares is sold and $465,050 if only the $500,000 minimum number of shares is sold. We will not receive any money from the sales of shares by the selling shareholders.

None of the estimates below include income from revenue. We anticipate receiving income from our day-to-day operations, but there can be no assurance that this income will be sufficient to generate a positive cash flow before the sales from this offering are expended.

Gross Proceeds          $500,000             $2,550,000            $5,000,000

                                              Dollar                 Dollar                Dollar
                                              Amount   Percentage    Amount    Percentage  Amount
Percentage

Offering Expenses                             $34,950    6.99%       $34,950     1.40%      $34,950        .70%

Technology (Computer hardware,
increased Internet capabilities
and custom software development)
                                              362,000   72.40%     1,302,500    52.10%    1,612,500      32.20%

Business Development (Research
and market development of additional
product and service benefit offerings)
                                               80,550   16.11%       380,000    15.20%      625,000      12.50%

General Corporate Purposes
including Working Capital

                                               22,500    4.50%       783,250    31.33%    2,730,000      54.60%

Gross Proceeds                                500,000     100%     2,550,000      100%    5,000,000        100%

Less Offering Expenses                         34,950                 34,950                 34,950

Net Proceeds                                 $465,050             $2,515,050             $4,965,050

We reserve the right to change the application of proceeds depending on unforeseen circumstances at the time of this offering. The intent is to implement our business plan to the fullest extent possible with funds raised in this offering.

                         DETERMINATION OF OFFERING PRICE

The initial public offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. However, there is no assurance that our common stock, once it becomes listed on a public exchange, will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

                                 CAPITALIZATION

The following table shows the capitalization as of September 30, 2001 and the pro forma capitalization on the same date. This information reflects the sale of the 100,000 shares offered for estimated net proceeds of $4.65 per share. This information also indicates the sale of 1,000,000 shares offered for estimated net proceeds of $4.96 per share.

         As Adjusted

                                                                       Actual          Minimum           Maximum
Shareholders' equity
Common stock, $.001 par value;
10,000,000 Shares authorized; 2,500,000 Shares
issued and outstanding; 100,000 (Minimum) and
1,000,000 (Maximum) Shares to be
issued and outstanding, as adjusted                                    $2,500           $2,600            $3,500

Additional Paid-in capital                                             44,682          507,132         5,006,232

Deficit                                                              (999,746)        (999,746)         (999,746)

Total Shareholders' equity (deficit) and total capitalization       ($955,064)       ($492,614)       $4,006,486

                                    DILUTION

The following table shows the percentage of equity the investors in this offering will own compared to the percentage of equity owned by the present shareholders and the comparative amounts paid for the shares by the investors as compared to the total consideration paid by the our present shareholders.

                         Dilution for $500,000 Offering

Initial public offering price per share                                $5.00            100.0%

Net tangible book value per share before offering                      (0.23)           (4.6%)
Increase per share attributable to new shareholders                     0.19             3.8%

Pro forma net tangible book value per share after offering             ($0.04)          (1.0%)
                                                                       -------          ------

Total dilution per share to new shareholders                           $5.04            100.8%
                                                                       ---------        ------

                                                                       Total
                                    Shares Purchased                   Consideration                      Average Price
                                    Number           Percent           Amount           Percent           Per Share
                                    ------           -------           ------           -------           ---------
Existing Shares                     2,500,000        96.15%            44,682           8.20%             0.0179

New Shares                          100,000           3.85%            500,000          91.80%            5.00
                                    -------          ------            -------          ------            ----

                                    2,600,000        100.00            544,682          100.00            0.2095

Dilution for $5,000,000 Offering

Initial public offering price per Share                       $5.00             100.0%

Net tangible book value per Share before offering            $(0.23)             (4.6%)
Increase per Share attributable to new Shareholders           $1.48              29.6%

Pro forma net tangible book value per Share after offering
                                                              $1.25             25.00%
                                                              -----             ------

Total dilution per Share to new Shareholders                  $3.75             75.00%
                                                              =====             ======

         Shares Purchased Total Consideration

                                                              Total
                           Shares Purchased                   Consideration                      Average Price
                           Number           Percent           Amount            Percent          Per Share
                           ------           -------           ------            -------          ---------
Existing Shares            2,500,000        71.43             $  44,682           .89         $0.0179

New Shares                 1,000,000        28.57             5,000,000         99.11            5.00
                           ---------        -----             ---------         -----            ----

                           3,500,000       100.00            $5,044,682        100.00           $1.44

                   FIDUCIARY RESPONSIBILITY OF OUR MANAGEMENT

Our counsel has advised us that we have a fiduciary responsibility for the safekeeping and use of all our assets. Management is accountable to each shareholder and required to exercise good faith and integrity with respect to our affairs. (For example, management cannot commingle our property with the property of any other person, including that of any current or future member of management.)

The SEC has stated that, to the extent any exculpatory or indemnification provision includes indemnification for liabilities arising under the Securities Act of 1933, it is the opinion of the SEC that this indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who believe that our management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at that time.

According to federal and state statutes, including the Florida General Corporation Law, shareholders in a corporation have the right to bring class action suites in federal court to enforce their rights under federal securities laws. Shareholders who have suffered losses in connection with the purchase or sale of their shares may be able to recover any such losses from a corporation's management where the losses result from a violation of SEC rules.

                            SELLING SECURITY HOLDERS

Of the 1,500,000 shares of our common stock covered by this Prospectus a maximum of 1,000,000 are being offered by us and the remaining 500,000 are being offered by existing shareholders.

The following table sets forth the name of each selling security holder, the number or shares of common stock beneficially owned by the selling security holder as of September 30, 2001, and the number of shares being offered by each selling security holder. During the past three years no selling security holder has been our officer, director or affiliate, nor has any selling security holder had any material relationship with us during the period, other than as set forth below.

Selling security holders of shares of Focus Financial Group, Inc., or their transferees who were promoters or affiliates may be deemed underwriters and, therefore, can not sell their shares in reliance of Rule 144. Mr. Loehr is not a selling shareholder in the present offering. The additional shares which are being offered for sale by us are from treasury stock and are not shares owned directly or indirectly by Mr. Loehr.

The shares of common stock being offered by this prospectus are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of the shares of common stock immediately under this prospectus. Because the selling security holders may sell all or a portion of their shares of common stock, no estimate can be given as to the number of shares of common stock that will be held by any selling security holder upon termination of any offering made under this prospectus; accordingly, the following table assumes the sale of all shares of common stock by the selling security holders immediately following the date of this prospectus.

         Shares Owned and To Be Sold

         Date                                                 Shares Owned &            Percent           Consideration
#        Purchased         Name and Address of Owner          Shares Being Sold         of Class          Paid
         =========         =========================          =================         ========          ====
1        11/19/99          Scott Rhodes                       1000                      0.04%             $1.00    Focus
                           The Grand                                                                               Financial
                           5801 Nicholson Lane #810
                           North Bethesda, MD 20852

2        11/19/99          Dr Samuel Kaufman                  1000                      0.04%             $1.00   Focus
                           1536 SW Fifth Avenue                                                                   Financial
                           Boca Raton, FL 33432

3        11/19/99          Herbert Bryant, III                1000                      0.04%             $1.00    Focus
                           8390 Currency Dr. #5                                                                    Financial
                           West Palm Beach, FL 33404

4        11/19/99          Dr. Warren Sturman                 1000                      0.04%             $1.00    Focus
                           801 Ponce de Leon Dr.                                                                   Financial
                           Ft. Lauderdale, FL 33316

5        11/19/99          Ron & Lisa Kauffman                1000                      0.04%             $1.00    Focus
                           18846 SE Old Trail Dr. W                                                                Financial
                           Jupiter, FL 33478-1818

6        11/19/99          Cramer, Daniel                     1000                      0.04%             $250.00  Focus
                           15500 46th Lane South                                                                   Financial
                           Wellington, FL 99414

7        11/19/99          Cramer, Sandy                      1000                      0.04%             $250.00  Focus
                           15500 46th Lane South                                                                   Financial
                           Wellington, FL 99414

8        11/19/99          Diaz, Roxanne                      1000                      0.04%             $250.00  Focus
                           31 Truman                                                                               Financial
                           Ft. Lauderdale, FL 33326

9        11/19/99          Echols, Stephen                    1000                      0.04%             $250.00  Focus
                           160 Marine Way                                                                          Financial
                           Delray Beach, FL

10       11/19/99          Foote, Laura                       1000                      0.04%             $250.00  Focus
                           123 Beach Rd.                                                                           Financial
                           Islamorada, FL 33036
                           c/o The Moorings

11       11/19/99          Ghanam, Jay                        1000                      0.04%             $250.00  Focus
                           425 N Dixie Hwy                                                                         Financial
                           Pompano Beach, FL 33060

12       11/19/99          Gundlach, Jon                   100,000                         4%             $225.00  Focus
                           2741 NE 14th St.                                                                        Financial
                           Ft. Lauderdale, FL 33304

                                       19

13       11/19/99          Hanrahan, Robert                   1000                      0.04%             $250.00  Focus
                           2175 Citrus Lake Dr. # B201                                                             Financial
                           Naples, FL 34109

14       11/19/99          Milligan, Sharon                   1000                      0.04%             $250.00  Focus
                           9539 Boca Cove Circle #109                                                              Financial
                           Boca Raton, FL 33428

15       11/19/99          Palos, Diane                       1000                      0.04%             $250.00  Focus
                           330 SE 2nd Ave #C1                                                                      Financial
                           Deerfield Beach, FL 33441

16       11/19/99          Prendergast, Alicia                1000                      0.04%             $250.00  Focus
                           1907 Lincoln Way                                                                        Financial
                           San Francisco, CA  94112

17       11/19/99          Reynolds, Nancy                    2000                      0.08%               $2.00  Focus
                           3237 NE 10th St #2                                                                      Financial
                           Pompano Beach, FL 33062

18       11/19/99          Ring, Stephanie                    1000                      0.04%             $250.00  Focus
                           4890 NW 85th Ave                                                                        Financial
                           Lauderhill, FL 33351

19       11/19/99          Schiff, Martha                     1000                      0.04%             $250.00  Focus
                           534 Hendricks Isle                                                                      Financial
                           Ft. Lauderdale, FL

20       11/19/99          Snow, Judith                       1000                      0.04%             $250.00  Focus
                           4901 NE 13th Ave.                                                                       Financial
                           Oakland Park, FL 33334

21       11/19/99          Toohey, Richard                    1000                      0.04%             $250.00  Focus
                           PO Box 3411                                                                             Financial
                           Palm Beach, FL  33480

22       11/19/99          Woodford, Allison                  1000                      0.04%             $250.00  Focus
                           1021 N 12th Terrace                                                                     Financial
                           Hollywood, FL 33019

23       11/19/99          Gitman, Jacob                      1000                      0.04%               $1.00  Focus
                           1111 Kane Concourse, Suite 518                                                          Financial
                           Bay Harbour Islands, FL 33154

24       11/19/99          Sharon Baker                       1000                      0.04%               $1.00  Focus
                           104 Half Moon Circle, Suite H-3                                                         Financial
                           Hypoluxo, FL 33462

25       11/19/99          King, Sean                      123,000                      4.92%            Services  Focus
                           1780 Palm Cove Blvd. #205                                                               Financial
                           Delray Beach, FL 33445

                                       20

26       11/19/99          Mark Kallan                        1000                      0.04%               $1.00  Focus
                           19999 Back Nine Drive                                                                   Financial
                           Boca Raton, Fl 33498

27       11/19/99          Goldstein, Shelley ***          137,000                      5.48%            Services  Focus
                           22154 Martella Ave                                                                      Financial
                           Boca Raton, FL 33433

28       11/19/99          Callanan, Brian                    1000                      0.04%               $1.00  Focus
                           7340 S.W. SW 5th Street                                                                 Financial
                           Plantation, FL 33317

29       11/19/99          Gerry Breslauer                    1000                      0.04%               $1.00  Focus
                           11453 Ohanu Circle                                                                      Financial
                           Boynton Beach, FL 33437

30       11/19/99          Charles Simmons                    1000                      0.04%               $1.00  Focus
                           P.O. Box 3886                                                                           Financial
                           Houston, Texas 77253

31       11/19/99          Cohen, Lisa                        1000                      0.04%               $1.00  Focus
                           124 Bright Street                                                                       Financial
                           Belmont, Mass 02178

32       11/19/99          Bleiberg, Erika                    1000                      0.04%               $1.00  Focus
                           76 Willow Street                                                                        Financial
                           Glen Ridge, N.J. 07028

33       11/19/99          Michael Frank                      1000                      0.04%               $1.00  Focus
                           5227 Sapphire Valley                                                                    Financial
                           Boca Raton, Fl 33486

34       11/19/99          Goldstein, Alvin                   1000                      0.04%               $1.00  Focus
                           244 13th Street NE, # 209                                                               Financial
                           Atlanta, GA 30309

35       11/19/99          Simmons, Charles S.                1000                      0.04%               $1.00  Focus
                           P.O. Box 160234                                                                         Financial
                           Austin, TX  78716

36       11/19/99          Brockman, Mindy                    1000                      0.04%               $1.00  Focus
                           5780 H Coach House Circle                                                               Financial
                           Boca Raton, FL 33486

37       11/19/99          Irv Bowen                          1000                      0.04%               $1.00  Focus
                           333 Sunset #407                                                                         Financial
                           Fort Lauderdale, FL 33301

38       11/19/99          Goldstein, Inge                    1000                      0.04%               $1.00  Focus
                           2 King Fisher Road                                                                      Financial
                           North Eastham, Mass

39       11/19/99          Charlotte Guiberson                1000                      0.04%               $1.00  Focus
                           8420 Halliford Court                                                                    Financial
                           Plano, Texas 75024

40       11/19/99          Steve Bludsworth                   1000                      0.04%               $1.00  Focus
                           4266 Coronado Road                                                                      Financial
                           Orlando, FL 32804

                                       21

41       11/19/99          Goldco Properties Ltd.          100,000                      0.04%            Services  Focus
                           Partnership***                                                                          Financial
                           22154 Martella Avenue
                           Boca Raton, FL 33433

42       11/19/99          Ron Lichtman                       1000                      0.04%               $1.00  Focus
                           141 NW 20th Street Suite G103                                                           Financial
                           Boca Raton, Florida  33431

43       11/19/99          Peter Goldstein ***                1000                      0.04%               $1.00  Focus
                           22154 Martella Ave                                                                      Financial
                           Boca Raton, FL 33433

                           Total                           500,000                        20%           $4,000.00  Focus
                                                                                                                   Financial

***Shelley Goldstein Beneficial ownership(2)               238,000                      9.52%

(1) Assumes sale of all shares offered by the selling shareholder.

(2)Beneficial ownership is determined in compliance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Assuming that all the other shares registered hereby are issued, the total outstanding shares as of September 30, 2001, with no other shares issued, would be 3,500,000. In such event, Richard L. Loehr's ownership of 2,000,000 shares would represent 57.143% of our total voting shares.

                         SHARES ELIGIBLE FOR FUTURE SALE

As of November 15, 2001 there are no shares of Common Stock currently issued and outstanding which are freely tradeable without restrictions under the Securities Act.

In general, under Rule 144 as currently in effect, any of our affiliates and any person (or persons whose sales are aggregated) who has beneficially owned his or her restricted shares for at least one year, is entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of our then outstanding shares of common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain limitations on manner of sale, notice requirements, and the availability of current public information about us. Our non-affiliates who have held their restricted shares for two years are entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

Shares held by shareholders who were promoters or affiliates of the blank check company even after a merger with us, may not be sold in reliance on Rule 144.

We are not quoted on the OTCBB. Following this offering, no predictions can be made of the effect, if any, of future public sales of restricted securities or the availability of restricted securities for sale in the public market. Moreover, we cannot predict the number of shares of our common stock that may be sold in the future pursuant to Rule 144 because such sales will depend on, among other factors, the market price of our common stock and the individual circumstances of the holders thereof. The availability for sale of substantial amounts of our common stock under Rule 144 could adversely affect prevailing market prices for our securities.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may effect the distribution of the shares in one or more transactions that may take place through block trades or ordinary broker's transactions, or through privately negotiated transactions, an underwritten offering, or a combination of any such methods of sale. Sales of shares will be made at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may pay usual and customary or specifically negotiated brokerage fees or commissions in connection such sales. We have agreed to pay registration expenses incurred in connection with this registration.

The aggregate proceeds to the Selling Shareholders from the sale of the shares will be the purchase price of our common stock sold less the aggregate agents' commissions and underwriters' discounts, if any. The Selling Shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"), and any profit from the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Act.

Under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed security holders that, during such time as they may be engaged in a distribution of any of shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or any other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of the security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

In order to comply with the securities laws of certain states, if applicable, the securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in such state or any exemption from such registration or qualification requirement is available and the sale is made in compliance with the requirements.

We have agreed to indemnify the Selling Shareholders in certain circumstances, against certain liabilities arising under the Act. The Selling Shareholders have agreed to indemnify Nationwide and our directors and officers who sign the registration statement against certain liabilities, including liabilities arising under the Act.

                                LEGAL PROCEEDINGS

We have the following outstanding legal proceedings:
(1) Gary W. Morris v. Nationwide Companies, Inc., William R. Case, Richard L. Loehr and Glenville Haldi - State Court of Fulton County, State of Georgia, Civil Action No. 00-VS-001060 C: We are being sued by Gary W. Morris, a California resident, in Fulton County, Georgia. William R. Case, Richard L. Loehr, our Chairman and Chief Executive Officer, and Glenville Haldi are also name as defendants in the lawsuit. Mr. Morris' allegations include fraudulent conveyance, fraud and conspiracy. He seeks to recover a $122,038 judgment awarded him in 1999 in an action he brought against Nationwide Auto Club, Inc. at the end of 1997. Mr. Morris alleges that Mr. Case, Mr. Loehr, Mr. Haldi and Nationwide Companies were involved in a conspiracy to defraud Mr. Morris and to render his judgment worthless by transferring the assets of Nationwide Auto

Club, Inc. to another entity (specifically Nationwide Companies, Inc., now known as National Companies, Inc. our legal entity). Mr. Morris alleges that Mr. Case,

Mr. Loehr and Mr. Haldi did not disclose, and kept from him, the existence of Nationwide Companies, Inc. and of the transfer of assets. The parties are mediating this lawsuit voluntarily on October 25, 2001. If mediation is unsuccessful, the parties will proceed to trial.

(2) Nationwide Mutual Insurance Company, et al.v. Nationwide Insurance Group, Inc., et al., Case No. C2-01-785, pending in the United District COurt, Southern District of Ohio. This is a case brought by Nationwide Insurance against us for alleged trademark infringement. Nationwide Insurance is requesting that we cease and desist from using the name "Nationwide," or any derivative thereof, in connection with insurance or financial services. At this time, we are negotiating a settlement where we will cease using names, in connection with the sale of insurance or financial services, which may infringe on the Nationwide trademark with regard to our insurance and financial services. We have already substantially ceased the use of such names and, in fact, took up such efforts within forty eight (48) hours of the first notice of objection. We have also tentatively agreed to pay $5,000 for the grant of a license to continue to use "Teamnationwide" as a link to our other domains for a limited period. We have not entered into the Settlement Agreement at this time, but both parties are expected to sign this Agreement within the next few weeks.

Except as stated above, as of November 15, 2001, there have not been any material civil, administrative or criminal proceedings concluded, pending or on appeal against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The members of our Board of Directors serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Our directors and executive officers, their ages and positions held as of the date of this Prospectus are set forth below:

NAME                       AGE      POSITION(S) HELD

Richard Loehr              58       Chairman and Chief Executive Officer
Douglas J. Borr            58       Vice President
Lynda M. Davis             46       Vice President and Secretary
Carol Boozer               47       Vice President & Treasurer
Angela Loehr Chrysler      29       Director
Richard Chrysler           59       Director
Robert Fason               42       Director
Les Whitaker               42       Director

Richard Loehr, Chairman and Chief Executive Officer

Richard (Dick) Loehr has been our Chairman and Chief Executive Officer since December 28, 2000 when we merged with Focus Financial Group, Inc. Mr. Loehr was the principal officer, director and shareholder of National Companies from its inception. His responsibilities include our day-to-day operations. Mr. Loehr designed our Benefits Program.

Mr. Loehr was semi-retired and managed his investments from July of 1990 until January of 1997 when he developed Nations Fleet and Leasing, Inc., Loehr's Auto Consulting, Inc., and Nationwide Automotive Group, Inc. We were formed by Mr. Loehr on January 15, 1999.

Following his career at Ford Motor Company, Mr. Loehr remained in the automobile industry as the owner of automobile dealerships in Michigan from 1970 to 1990. While the owner of a Chrysler dealership, Mr. Lee Iococca, assigned Mr. Loehr to direct the fund raising campaign to restore the Statue of Liberty.

Dick Loehr's career began while a teenager at Ford Motor Company in Detroit, Michigan in 1961. At Ford, Mr. Loehr spent a much of his time as the head of the Ford Racing Team.

Douglas J. Borr, Vice President

Douglas J. Borr has served as our Vice President with responsibility for developing our multi-dimensional benefits packages since January 1999. Mr. Borr originally joined us in January of 1999 to assist Mr. Loehr in the formation Nations Auto Fleet, Inc. and subsequently the development of our entire benefits packages.

From 1994 to January 1999 Mr. Borr enjoyed managing his investments and semi-retirement.

From 1989 to 1991, Mr. Borr enjoyed semi-retirement. In 1991, he purchased a manufacturing plant, becoming president and chairman. He sold this business in 1994.

From 1970 until 1983 Mr. Borr began his career as a salesman in one of Mr. Loehr's automobile dealerships where he subsequently became general manager. In 1983 Mr. Borr resigned form the Loehr's dealerships to purchase his own AMC Jeep dealership in Grand Rapids, Michigan. He sold the dealership in 1988.

Lynda M. Davis, Vice President and Secretary

Lynda Davis joined us in July of 1996 assisting Mr. Loehr in forming Nationwide Automotive Group, Inc. She subsequently accepted the position as our Vice President and Corporate Secretary in January 1999.

From 1989 to 1995, prior to joining us, Ms. Davis worked at the American Airlines International Division where she was a head flight attendant. Ms. Davis retired from American Airlines in 1995.

From 1977 to 1989, prior to joining American Airlines International Division, Ms. Davis worked with Eastern Airlines as a Senior Flight Attendant, responsible for training and coordination of crews.

From 1974 to 1977, Ms. Davis worked with Continental Homes of Chicago as Subdivision Sales manager.

Carol Boozer, Vice President/Treasurer

Carol Boozer has served as our Vice President and Treasurer as of January 1999. Ms. Boozer joined us in July of 1996 to assist Mr. Loehr in the formation of Nations Fleet, an affiliated company. She is responsible for our financial bookkeeping and reporting. Ms. Boozer reports directly to our Chief Executive Officer.

Prior to joining us, Ms. Boozer was the office manager for King Toyota through July 1996.

Ms. Boozer relocated to South Florida in 1991 and managed a chain of Fast Food Franchises until 1995.

Prior to relocating to South Florida Ms. Boozer lived in Michigan, where she was hired by Richard Loehr as billing clerk and later office manager at one of his dealerships. After Mr. Loehr sold his dealerships, Ms. Boozer remained with the new owner until 1991.

Angela Loehr Chrysler, Director

Angela Loehr Chrysler has been our Director since December 28, 2000. Ms. Chrysler joined us in September 2000 as Vice President of Nationwide Travel Services, Inc. (a UNIGLOBE Team Travel franchise and our newest affiliated company). Ms. Chrysler, is the daughter of Mr. Richard Loehr. Ms. Chrysler's responsibilities include all aspects of running a travel business: sales, management, finance, Web maintenance and training.

Prior to joining us, Ms. Chrysler, from January 2000 until September 2000, was the regional physician sales representative for Healtheon/WebMD, an Internet health services and information company headquartered in Atlanta, Georgia. Ms. Chrysler's responsibilities included in-service training for nurses and staff in the use of the WebMD Web site and its services. Her territory included approximately five counties in Michigan with over 6,000 accounts. Ms. Chrysler left WebMD to help found National Travel Consultants, Inc.

From September 1996 until December 2000, Ms. Chrysler was involved in medical sales. She was initially a territorial sales representative for RHEIN Medical, an ophthalmic instrument company with responsibility for managing approximately 300 accounts. She subsequently became an independent representative for Midwestern STAAR in Cincinnati, Ohio.

Ms. Chrysler began her professional career in 1994 as a sales administrator for L&W Engineering, an automotive engineering company.

Ms. Chrysler holds a Bachelor of Science degree from Florida Atlantic
University.

Dick Chrysler, Director

Dick Chrysler has been our Director since December 28, 2000 and has been the President of The Ideal Group, a minority owned steel company, since April 2000 to the present. Mr. Chrysler is Ms. Chrysler's father-in-law.

In November 1998 until April 2000, Mr. Chrysler was the President of John Saratokis Enterprises which is now known as ASCET.

Prior to joining ASCET, Mr. Chrysler was the President of Richard Chrysler, Inc. from January 1997 until November 1998.

Mr. Chrysler was elected to the United States House of Representatives in 1994 and served in that capacity until January 1997.

Mr. Chrysler is a member of the board of directors of the Michigan National Bank, and Vice Chairman of Cleary College.

Robert Fason, Director

Robert Fason has been our Director since December 28, 2000. Mr. Fason joined us in 1999 following a six-year career with National Safety Associates (NSA),

including membership on its President's Advisory Council and Executive

Committee. For ten years, prior to joining NSA Mr. Fason was a dairy farmer in Mount Vernon, Arkansas.

Les Whitaker, Director

Les Whitaker has been our IMD since July 31, 1998, as well as a regional director and member of our Chairman's Circle. From 1982 until 1997, Mr. Whitaker was a Registered Professional Engineer with the State of Oklahoma. Mr. Whitaker has been our Director since December 28, 2000. From 1982 until 1993, Mr. Whitaker was a direct marketing distributor for Amway n/k/a Alticor. He was a national sales director for Jewelway's International from 1996 until he joined us as an Associate.

Mr. Whitaker holds a Bachelor of Science degree and a Master's degree in Civil Engineering from Oklahoma State University.

                             PRINCIPAL SHAREHOLDERS

The following table summarizes certain information with respect to the beneficial ownership of our shares, immediately prior to and after this offering. The following table sets forth information as of November 15, 2001, regarding the ownership of common stock by each shareholder known to be the owner of more than 5% of the outstanding shares, each director and all executive officers and directors as a group. Except as otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of our common stock beneficially owned. As of November 15, 2001, there were 2,500,000 shares of our common stock outstanding. The percentage of beneficial ownership calculation below is based upon the 2,500,000 shares that currently are entitled to vote on all shareholder issues.

                                                                    After the Offering
                                   Prior to Offering (1)       Minimum(2)           Maximum(3)
                                   ---------------------       ----------           ----------
Name of Beneficial Owner:          Number           %          Number          %    Number           %
                                   ------------------          -----------------    --------------------
Richard L. Loehr (4)               2,000,000    80.00%          2,000,000  76.92%   2,000,000   57.14%

Shelley Goldstein(5)                 238,000(5)  9.52                 0(6)     0          0(6)      0

Peter Goldstein(5)                   238,000(5)  9.52%                0(6)     0          0(6)      0
All Directors, Officers and 5%
Shareholders as a Group            2,238,000    89.52%          2,000,000  76.92%    2,000,000  57.14%

All Beneficial Owners as a Group   2,238,000    89.52%          2,000,000  76.92%    2,000,000  57.14%
                                   =========   ======           =========  ======    =========  ======


(1)Reflects total outstanding shares of 2,500,000 as of November 15, 2001;
(2)Assumes issuance and sale of 100,000 of our shares during this Offering Period (the "minimum" offering) in addition to the 2,500,000 shares outstanding as of November 15, 2001, an aggregate 2,600,000 Shares; (3)Assumes issuance and sale of 1,000,000 of our shares during this Offering Period (the "maximum" offering) in addition to the 2,500,000 shares outstanding as of Noevmber 15, 2001, an aggregate 3,500,000 shares; (4)Our Chairman and Chief Executive Officer; (5)Shelley Goldstein is our former sole executive and director. Mrs. Goldstein and her husband, Peter Goldstein, are the controlling shareholders of Goldco Properties, Ltd which owns 100,000 shares and Mr. Goldstein owns directly 1,000 shares. Combined with Ms. Goldstein's direct ownership interest, Shelley Goldstein and Peter Goldstein beneficially own, as determined in compliance with SEC rules, 238,000 shares; (6)Assumes the sale of all shares offered by the selling shareholder.

      -+

                                    ABOUT US

National Companies, Inc., formerly known as The Nationwide Companies, Inc. and formerly known as Focus Financial Group, Inc. was incorporated under the laws of the State of Florida on November 18, 1999. We commenced operations as a developmental stage company and had no revenues from inception until consummating our merger with Team Nationwide, Inc., a Florida corporation, on January 8, 2001 which merger had a December 28, 2000, effective date. Until this merger our activities had been limited to actions related to our organization. For the calendar year 2000 we operated as a "shell" company conducting virtually no business operations, other than our efforts to seek a merger partner or acquisition candidate. Until our merger we had no full time employees and owned no real estate. We now operate as a direct sales company.

On January 8, 2001, Focus Financial Group, Inc. n/k/a The Nationwide Companies, Inc., a Florida corporation (the "Nationwide"), and The Nationwide Companies, Inc. n/k/a Team Nationwide, Inc., a Florida corporation, and the individual holders of all of the outstanding capital stock of The Nationwide Companies, Inc. (the "Holders") consummated a reverse acquisition (the "Reorganization") pursuant to a certain Share Exchange Agreement ("Agreement") of such date with an effective date of December 28, 2000. Prior to the Agreement, Nationwide's sole officer and director cancelled 300,000 shares of common stock in her name and returned them to Nationwide's Treasury. Total issued and outstanding stock immediately prior to effecting the Agreement was 500,000. Pursuant to the Agreement, the holders tendered to Nationwide all issued and outstanding shares of common stock of The Nationwide Companies, Inc. in exchange for 2,000,000 shares of common stock of Nationwide. Total issued and outstanding stock after effecting the Share Exchange Agreement is 2,500,000. We also announced simultaneously with the closing of the agreement the approval of an amendment to our Articles of Incorporation changing our name from Focus Financial Group, Inc. to The Nationwide Companies, Inc. The reorganization is being accounted for as a reverse acquisition. Effective August 29, 2001, we changed our name to National Companies, Inc.

Simultaneously with the closing of the Reorganization, our then officer and director tendered her resignation in accordance with the terms of the Agreement. Prior thereto, Richard L. Loehr was appointed to serve on the Board of Directors of Nationwide (the "Board"). The Board subsequently appointed Richard L. Loehr, Chief Executive Officer and President, Lynda M. Davis, Vice-President and Secretary, Douglas Borr, Vice-President and Carol Boozer, Vice- President and Treasurer.

The principal business reason for merging with Focus Financial Group, Inc. was to make a more expeditious and economical transition from a private business entity to a publicly reporting business entity which will obtain a listing of our common equity on a public exchange which will provide our present and future shareholders an opportunity upon the Public Registration of our common equity shares to accumulate a quantifiable and marketable equity ownership interest in us. The ultimate goal of such a business decision is the ability to provide an opportunity for an equity ownership interest to our present and future shareholders and to promote loyalty through the establishment of equity vesting schedules that will attach to future employee incentive stock ownership plans. A secondary but no less important business reason for merging with Focus Financial Group, Inc. is to provide our employees and Independent Marketing Directors ("IMD") with a means whereby they can be rewarded for their contributions to our profitability through the potential establishment of a stock option plan which will reserve common stock shares for their benefit which shares will be subject to vesting schedules and become in time capable of being sold on a public exchange and receive a free market valuation. An additional business reason for merging with Focus Financial Group, Inc. is to provide our security holders an opportunity to buy and sell our common stock over a public stock exchange in the future.

In General

We now operate as a direct sales company. We sell a range of benefit packages through Independent Marketing Directors.

Our Core Business

Direct selling is one of the most effective marketing strategies in the world. Powered by personal relationships, lucrative financial incentives and time freedom, direct sales companies are driven by highly consumable, quality products. Direct sales organizations traditionally have the ability to grow at rates faster than seen in most other industries.

Direct sales is a powerful and persuasive way to introduce products, generating strong "word of mouth" validation by directly rewarding consumers for sharing their excitement about a company's products or services. The industry supports above average profit margins due to this value-added personal interaction.

We are a direct sales and distribution organization. Our unique ability to aggregate services and products enables us to offer discounts through the power of group buying. Our benefits offer a wide variety of products and services. We have developed our marketing system based on the one-to-one marketing concept of direct selling, creating value for us and significant revenue for our IMDs.

We have developed an affiliation with the following four companies to satisfy market demand from our associates for products and services for which it did not have a suitable provider:

      -     Team National Products, Inc.
      -     National Health Plans Plus, Inc.
      -     National Travel Consultants, Inc.
      -     National Automotive, Inc.

Our benefit packages include automotive discounts, financing, leasing, mortgages, life and health insurance, travel and vacation packages, telecommunications and more. Other benefits include an array of consumer-oriented products and services including car care products, dietary and nutritional supplements, personal care, jewelry and stained glass.

We only sell benefit packages which provide goods and services provided through suppliers. Goods and services available through the benefit packages include; Automobiles, automobile extended warranties, health and life insurance, travel services, automotive products, fruit and gift products, jewelry, UPS next day letters, miracle ear hearing aids, eye care, vitamin supplements, cosmetics and skin care products, mortgage loans and telecommunication long distance services. If additional products or services are added to the benefits packages they will be provided by our existing or future suppliers.

We offer two benefit packages:

1. A Three-Year Family Benefit Package for the whole family, including the owner and spouse, their parents and all children (no age limit). A family package sells for $2,195. Financing is also available for this package @ $895 down and $75.95 per month for 20 months, including interest @ 18% per annum.


2. A Two-Year Individual Benefit Package for the owner and spouse, which has the same benefits as the family package, sells for $795. Financing for this package includes $95 down and $39.95 per month for 20 months, including interest @ 18% per annum.

The benefits in each package are identical, the only difference is the number of people they cover and the duration. Associates may order direct with the suppliers for the benefits offered. The Individual and Family/Business benefits packages contain the exact same benefits, they only differ by the cost, the number of people covered and the term. Both benefit packages offered include:

a. Discount buying power on many domestic vehicles as well as substantial savings on some commercial vehicles. Buyers receive all manufacturers rebates and enjoy the convenience of delivery to local dealerships on many vehicles.
b.   Discount buying power on used vehicles
c.   Discount buying power on furniture
d.   Discount buying power on Jewelry, Diamonds, Gems and Gold

e.   Discount buying power on Skin Care, Nutritional Products, Make Up and
     Scents
f.   Discount buying power of Car Care products
g. Discount buying power with competitive rates on Health, Dental, and Life Insurance
h. Competitive rates on Vacations, Cruises, Tours, Hotels, Car rentals and Airfares.
i.   Discounts on Eye Care and Eyeware provided by EyeMed Vision Care
j. Discounts on your telecommunications services; long distance calling, Internet services, calling cards
k.   Discounts on UPS prepaid next day letter shipping labels
1.   Discounts on mechanical breakdown policies for new and used vehicles
m.   Discounts on engine performance products and vehicle parts.
n.   Discounts on Miracle Ear Hearing Systems through Bausch & Lomb
o.   Discounts for Online Mortgages
p. Family savings on a Medical and Legal Plan administered by the National Association of Preferred Providers of Houston, Texas offering prescription services, air ambulance services, dental services, hearing services, accident protection, eye care services and legal services
q.   Competitive rates on fruit and gift products.

Presently, there are over thirty benefits offered in our benefit packages. All benefits may not be available in some areas.

As a direct sales organization, we do not engage in manufacturing activities nor are we an underwriter and/or originating lender for any of our benefits. All goods and services are derived from an outside source, as a result no goods or services are created and/or manufactured directly by us. All products and services are purchased directly from suppliers or by our affiliated companies.

We have no contracts with suppliers other than four companies which are considered our affiliates. The products and services supplied by these companies are owned by Richard Loehr, our majority shareholder. Our affiliated companies presently only sell to our associates, although these affiliated companies are available to sell products to other individuals and enterprises.

Revenue is realized by us from the sales of benefit packages. We do not pay a fee for listing any of our supplier's services. In addition, one affiliate, National Team Products, Inc. pays a commission to us based on product sales. The commission received by us from this affiliate is reflected in the Statement of Operations. For each dollar of products sold to an associate of ours, we receive a commission per product as set forth below. When an associate purchases the nutritional, car care, La Face skin care, scents and make up, or fruit gift baskets, a percentage of their purchase is paid to us. The following are the percentages of each item purchased that is paid to the us by Team National Products, Inc.:

1. Car care - 20%
2. La Face products - 25%
3. Nutritionals - 55%
4. Fruit Gift Baskets - 10%

We are in business with four affiliated companies: (1) National Automotive, Inc. which processes orders for the purchase and delivery of new and used cars, as well as the mechanical breakdown policies; (2) Team National Products, Inc. which provides skin care, car care, nutritionals, make up, scents, UPS labels, EyeMed cards, Miracle Ear cards, fruit and gift baskets; (3) National Health Plans Plus, Inc. which provides Life, Health and Dental Insurance; and (4) National Travel Consultants, Inc. which is a full service travel agency.

State Regulatory Departments May Affect Our Business

State departments pertaining to insurance and financial regulation subject our affiliated companies to regulatory control over their operations which may impact the manner in which our Independent Marketing Directors' conduct business. Various state laws and regulations can affect licensure, the payment of dividends, the establishment of premium rates, the settlement of claims among other matters which could have a material adverse effect on our operations. Furthermore, state insurance regulatory authorities have broad powers and are concerned primarily with the protection of policyholders.

Our Marketing Plan

We will continue to grow and develop our market share with a marketing plan focused on our core business, the sale of benefit packages. The marketing strategy is at the core of our success. We understand that although the benefit programs and the discounted products and services offered are a key component of our focus, without the proper marketing and direct sales, these benefits will go unsold. The points listed below are the constant focus of our management team:

o    Emphasis on training and motivation.

o    Cultivate and attract both new and strong leaders.

o    Promote unique offerings of cost-effective products and services.

o    A pay plan that leads the industry.

o    Availability and accessibility of executive management.

We are presently researching the outsourcing options for the redesign of our training manuals and IMD business kits to professional publishing and marketing firms. Additionally, we are upgrading the quality and format of our present corporate sales and marketing presentations and anticipate the conclusion of these efforts within the next twelve months. We have allocated a budget of $180,000 for this improvement.

Our marketing and sales plan is designed with an emphasis around an easy duplicatable system for marketing the benefits packages. We have a training and development program that includes workshops designed to give the basic tools and understanding of selling and marketing benefit packages. These workshops are conducted on a daily basis. Advanced workshops are designed to teach short and long-term goal setting.

We consider our web site to be a vital sales and marketing tool, therefore we presently revise and upgrade the site daily. We anticipate that our website will continue evolve just as we grow and evolve as a company. At this time we can not quantify each component of our marketing plans.

Independent Marketing Directors

As a direct sales company, sales of our benefit packages are dependent upon the efforts of our IMDs. Management expects the number of IMDs and associates to continue to grow as we expand and as distributor recruitment increases. IMD growth is an essential component in our continued success in the direct selling industry. We believe our compensation plan is one of the most financially rewarding in the industry. IMD commissions and bonuses are calculated and paid weekly and monthly based on sales volume as outlined in our pay plan. Commissions are our most significant expense. Management believes IMD commissions as a percent of net sales will remain relatively constant.

Our Compensation Plan

The nature of a direct sales company such as ours is a firm that utilizes independent contractors to market benefit packages sold directly to consumers and enterprises. We utilize such independent contractors to sell our benefit packages.

Our independent contractors are titled Independent Marketing Directors, and are compensated for the sale of our benefit packages. In direct sales individuals may also be compensated from group efforts. We compensate our Independent Marketing Directors with commissions and bonuses based on individual and group efforts.

We offer a "binary" compensation program. In our plan, an IMD is allowed to occupy one or more "business centers", (Bonus Points and Pay Points) each limited to two downline legs. Downline legs are subsequent sales from people who have purchased a benefit package and have applied to become an IMD. Compensation is paid on group volume of the downline legs rather than a percentage of sales. Pay points are points received when an IMD sells a benefit package. Bonus points are additional pay points that are earned by attending our training. Our compensation program is volume driven, thereby the greater the volume, the greater the compensation. This allows an IMD to climb a level of achievement for their efforts, but also from the efforts of their sales group. Sales volume must meet certain criteria to be eligible for commissions, which are paid at designated points when target levels of group sales are achieved. Payment is on a weekly and monthly basis.

We chose a binary compensation structure because of several important advantages offered by this type of direct sales compensation program. Our compensation plan is designed to give generous rewards to all levels of participation. Our generous plan rewards IMDs and generates significant sales for us.

Team-national.com

We have designed and maintain a state-of-the-art Internet site, www.team-national.com. since January 15, 1999. The site has grown quickly and is an important sales tool for us and our IMDs. Team-national.com is a secure venue where IMDs can recruit prospects, download training materials and more. An associate can purchase products and services from the comfort of their own homes 24 hours a day, 7 days a week. We protect visitors to our website by utilizing encryption, ensuring the security and transmissions of sensitive personal information and all on-line communications.

Additionally, our Web site is designed to provide our IMDs with sales tools and information. We do not earn any revenue from the website. Revenue is earned from the sale of benefits packages. The purchase of goods and services offered on our website generates revenue to the suppliers of the goods and services which are available in our benefit packages. All of the products and services offered on our website generate revenue to the specific supplier of those goods and services offered by such individual supplier. All of our affiliates offer the ability to purchase goods and services online, as well as many of our other independent suppliers.

Goods ordered from the web site are offered at the same rate as the benefits package. There is no discount for ordering from the web site. Our web site is for our associates only, and is provided as a value added service for our associates. Currently the cost of our products and services available for purchase on the website are available to associates at the same prices as the benefit package.

The purchases of good and services on our web site generates revenue to our affiliate companies as well as the following independent companies: Vehicle Manufacturers, Coastal HiPerformance, Encore (extended service contracts), Southeastern Gems, UPS, High Point Furniture, Platinum Capital Group, Ez-tel, Lenscrafters, and Miracle Ear.

Internet Regulatory Efforts May Affect Our Business

In general, existing laws and regulations apply to the Internet. The precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed with respect to the Internet. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may slow the growth of Internet use and result in a decline in our sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair growth and, as a result have a negative affect on our business.

Proprietary Information

Many of our benefits are sold under trade names that are exclusive to us in order to protect the trade names and prevent them from being used by other direct sales companies. This strategy provides flexibility in introducing new benefits and withdrawing benefits from the market, and minimizes capital investment and product liability exposure. In this regard, our affiliated product suppliers have obtained trademark protection on diet and nutrition lines -Vita-"Products" and Thermo(TM) space age care products available through our benefit packages. We do not own or hold any of our own trademarks or patents.

Management

We have assembled a trustworthy and dedicated management team comprised of leaders in their respective industries. These skilled individuals are committed to accomplishing the goals set forth in this business plan. Refer to Part III,
Item 9. Directors, Executive Officers, Promoters and Control Persons for biographies of our management.

THE INDUSTRY

Our benefit package is positioned at the leading edge of several multibillion dollar industries -- automotive sales and services, healthcare products and services, nutritional supplements, personal care products, telecommunications, travel, life and health insurance and financial services. We unite these industries through a direct sales force to provide quality products and services devoid of high advertising costs and overhead. We believe we have both the products and marketing expertise to aggressively capture a significant share of these growing industries.

Consulting Agreements

We have no outstanding consulting agreements as of the filing of this registration statement.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

OVERVIEW

We were founded in 1999 as a direct sales organization. We sell benefit packages through Independent Marketing Directors. We have developed relationships with suppliers who supply products and services to our associates located throughout the United States. We are one of only 147 companies which maintains membership in the prestigious Direct Selling Association (DSA). Membership in the DSA is granted only to those companies that demonstrate the highest standards of business practices consistent with the Association's high ideals.

On December 28, 2000 we acquired a controlling interest in Focus Financial Group, Inc., a Florida corporation. The acquired company is an SEC fully-reporting company and has changed its name initially to The Nationwide Companies, Inc. and then to National Companies, Inc.

We experienced a significant increase in market awareness and subsequent revenue. Revenue increased from the sales of Benefit Packages in excess of 209% in 2000 over 1999 and our net income in 2000 was $528,829 up significantly compared to a net operating loss in 1999. We expect to experience a period of growth since we have experienced significant growth from 1999 to 2000 and currently for the year 2001 we are experiencing additional growth. We also expect a continued period of growth since we have increased our IMD and associate base and are offering additional product and service benefits. This expected growth will require us to increase the scale of our operations, including the hiring of additional personnel and expanding the office space which will contribute to higher operating expenses. Expansion of our operations may cause a strain on our management and other resources.
our ability to manage recent and any possible future growth, should it occur, will depend upon an expansion of accounting and other internal management systems and the implementation of a variety of systems, procedures and controls.

Our powerful Benefits Package continues to save its associates thousands of dollars on products and services they're already using. Included in the package are savings on: Life and Health Insurance, Overnight Shipping, Extended Service Contracts, fruit and gift products, Thermo Car Care products, Vita product personal care line, Vehicle Leasing and Purchasing and Travel Services.

Our benefits packages are based on the concept of group buying power, allowing us to provide savings to our associates on purchases of the goods and services available in the benefits packages, for example:

-Automobile industry:

An associate can order a 2002 Ford Taurus for $600 below factory to dealer invoice;

-Telecommunications:

An associate can obtain a rate of 4.9 cents per minute on long distance calling, 24 hours per day seven days per week as compared to the average market rate of 7 cents.

-Shipping

charges: Prepaid UPS shipping labels are available to our associates at a cost of $12.50 while the market average is $15.00.

12 Month Plan of Operations

Over the next twelve (12) months, we will focus on increasing the number of Independent Marketing Directors and Associates located throughout the United States. We will continue to grow and develop our market share with a marketing plan focused on our core business, the sale of benefit packages. The marketing strategy is at the core of our success. We understand that although the benefit programs and the discounted products and services offered are a key component of our focus, without the proper marketing and direct sales, these benefits will go unsold. The constant focus of our management team will include (i)an emphasis on training and motivation, (ii) cultivating and attracting both new and strong leaders, (iii)promoting unique offerings of cost-effective products and services, as well as (iv) making executive management available and accessible.

We have adopted internet technology enthusiastically and maintains an internet site as a means of communication and ordering for our associates. It is committed to not losing site of the fact that our products, services and independent sales force are our hallmarks.

We have adopted an operational strategy to form relationships with multiple business partners. As a direct sales and distribution organization, we do not engage in manufacturing activities nor is it an underwriter and/or originating lender for any of its products or services. All products and services are purchased directly from suppliers or from our affiliated companies. In this manner it has a high level of control of the supply chain. These suppliers and affiliated companies will further reduce our risk, capital investment, need for facilities and direct responsibility for employees and will provide the necessary resources and business practices.

We plan to identify and develop relationships with suppliers that can enable us to provide Internet mortgage and automobile financing. We have present supplier relationships with United Parcel Service (UPS(TM)), Uniglobe Team Travel, Miracle Ear(R), Southeastern Gems, Gold and Diamonds, name brand furniture, major insurance underwriters and more.

We plan to increase our number of Independent Marketing Directors and Associates during the normal course of business that includes training, promotion and marketing efforts of existing Independent Marketing Directors. Additionally, we plan to improve our sales and marketing materials and have allocated a budget of $180,000 towards this plan for the next twelve months.

We plan to add additional services, product lines and suppliers in the future that will be included in our benefits packages. Each quarter we intend on strengthening our benefits packages by working with our suppliers and searching for new relationships to enhance and expand our value to our associates.

We will continue to pursue additional products and services as well as new suppliers. At this time we are unable to quantify expenses pertaining to our research and development plans.

Results of Operations - Full Calendar year 2000

Revenues

To date, benefit packages of our IMD's have accounted for substantially all of our revenues. The revenue is recognized evenly over the life of the benefit package. Accordingly, the prepaid commissions are amortized evenly over the same life. This is in compliance with SEC Staff Accounting Bulletin 101. We believe that the main focus of our revenue came from the innovative marketing of our benefit packages offering diversified products and services.

For the calendar year ending December 31, 2000, we on a consolidated audited basis derived approximately 96% of our revenue from Benefit Package Sales. Our ability to achieve revenues in the future will depend in significant part upon its ability to maintain relationships with and provide support to, existing and new associates. There can be no assurance that our revenues will increase in the future. Accordingly, our ability to maintain or increase revenues will depend in part upon our ability to market our benefit packages and to introduce new benefits at reduced prices sufficient to create savings for our associates in the average selling price of the affiliated company's products.

Recent Financial Results

Calendar Year Ending 2000 compared to the period of January 15, 1999(Inception) to December 31, 1999

Revenues for the calendar year ending December 31, 2000 were $6,392,752. This represents an increase of 209% as compared to revenues of $2,065,549 for the period January 15, 1999 (inception) to December 31, 1999. Income from operations for the calendar year 2000 was $528,829 as compared to a loss from operations for the period January 15, 1999 (inception) to December 31, 1999 of $1,084,705. Net income for the calendar year 2000 was $528,829, or $0.21 per share on a basic basis and a diluted basis. By comparison, net loss for the period January 15, 1999 (inception) to December 31, 1999 was $1,084,705, or $0.43 loss per share on a basic and diluted basis.

Direct Costs. Direct Costs of services increased by $3,214,355, or 210%, from $1,528,417 in the period January 15, 1999 (inception) to December 31, 1999 to $4,742,772 in calendar year 2000. As a percentage of revenues, Direct Costs increased from 74% in 1999 to 77% in calendar year 2000. The increase as a percentage of revenues was due primarily to the fact that our relationship to revenue to direct costs varies based on the binary system of compensation. As revenue grows commission paid out may vary based on the binary pay system. The binary pay system incorporated by us is used to pay commissions that are categorized as direct costs. These direct costs may increase or decrease due to the specific sales performances of our IMD's. Additionally, there is no precise correlation between benefit package sales and direct costs. The payout of commissions varies based upon the individual IMD reaching performance goals, which may occur over a period of months. During times of increased revenue, there are new IMD generating revenue, that may have not yet satisfied the commission requirements. Therefore the variance of revenue in comparison to direct costs of commissions has a direct relationship to the number of new IMD and benefit package sales.

Selling, General and Administrative. Selling, general and administrative expenses decreased by $500,686, or 31%, from $1,621,837 in the period January 15, 1999 (inception) to December 31, 1999 to $1,121,151 in calendar year 2000. As a percentage of revenues, selling, general and administrative expenses decreased from 79% in the period January 15, 1999 (inception) to December 31, 1999 to 18% in calendar year 2000. General and administrative expenses decreased as a percentage of revenues primarily because we decreased our administrative and labor costs. In addition, the dollar decrease in general and administrative expenses was caused in part by our better utilizing existing space and systems.

We decreased administration and labor costs by consolidating and relocating our data processing office from Georgia to our corporate office. We have better utilized our existing space and systems thereby reducing our general and administrative costs by the purchase of a new copying machine, creating higher efficiencies and simplifying the process of printing and creating paperless storage of IMD applications thereby reducing labor. Additionally, we have purchased and installed an MAS90 software program for our financial accounting and reporting functions, reducing our accounting and future auditing costs.

Provision for Income Taxes. The provision for income taxes increased from $0 in calendar year 1999 to $ 0 in calendar year 2000. The provision for calendar year 2000 consists of $ 0 for current year operations.

Liquidity and Capital Resources

Our operating activities used cash of $158,310 from January 15, 1999 (inception) to December 31, 1999, whereas in calendar year 2000, our operating activities provided cash of $1,027,375. In the period January 15, 1999 (inception) to December 31, 1999, cash from operating activities was used for the net loss for the period. In calendar year 2000, cash from operating activities resulted primarily from net income of $528,829 and an increase in revenue received in advance from prepaid commissions, accounts payable and accrued expenses of $474,546.

Cash used in investing activities was $11,399 in the period January 15, 1999 (inception) to December 31, 1999, and $454,235 in calendar year 2000. The increased use of cash for investing activities in calendar year 2000 as compared to the period January 15, 1999 (inception) to December 31, 1999 resulted primarily from our advance to an affiliate.

Our financing activities provided cash of $169,702 in the period January 15, 1999 (inception) to December 31, 1999. A principal source of cash for financing activities in those years was a cash overdraft and a loan from a stockholder which totaled $165,709. In calendar year 2000, our financing activities used cash of $185,027. This consisted primarily of $190,709 to purchase the public reporting shell corporation and cash overhead.

As of December 31, 2000, we had cash of $388,113 and Total Current Assets of $4,773,782 and Total Current Liabilities of $5,154,034.

We believe that our existing cash balances will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months and for the foreseeable future thereafter.

To date, inflation has not had a material impact on our financial results. However, inflation may adversely affect our future financial results.

Results of Operations -For the Nine Months Ending September 30, 2001

Revenues for the nine months ending September 30, 2001 were $5,864,660. This represents an increase of $2,366,604 or 68% as compared to revenues of $3,498,056 for the nine months ending September 30, 2000. Our Net Loss from operations for the nine months ending September 30, 2001 was ($443,870) as compared to a gain from operations for the nine months ending September 30, 2000 of $124,902. By comparison, net (loss) gain per share on a basic and diluted basis for the nine months ending September 30, 2001 was ($0.178) verses $0.050 for the nine months ending September 30, 2000.

Direct Costs. Direct Costs increased from $2,699,065 in the nine months ending September 30, 2000 to $4,399,416 for the nine months ending September 30, 2001. As a percentage of revenues, Direct Costs decreased from 77.16% for the nine months ending September 30, 2000 to 75.02% for the nine months ending September 30, 2001. The decrease as a percentage of revenues was due primarily to the fact that our revenue to direct costs increased substantially in the nine months ending September 30, 2001.

Selling, General and Administrative. Selling, general and administrative expenses increased by $1,494,013, or 177%, from $844,489 in the nine months ending September 30, 2000 to $2,338,502 in the nine months ending September 30, 2001. However, as a percentage of revenues, selling, general and administrative expenses increased from 23.02% in the nine months ending September 30, 2000 to 37.15% in the nine months ending September 30, 2001. General and administrative expenses increased as a percentage of revenues primarily because we increased our administrative and labor costs in addition to increasing substantially our revenues for the nine months ending September 30, 2001. In addition, the dollar increase in general and administrative expenses was caused in part by our decision to consolidate our data processing office and to relocate to our corporate offices in Davie, Florida to create a higher level of efficiency and utilization of our resources as well as decrease operating expenses.

Liquidity and Capital Resources

Our operating activities provided cash of $1,269,649 in the nine months ending September 30, 2001, whereas in nine months ending September 30, 2000, our operating activities provided cash of $483,543. In the nine months ending September 30, 2001, cash from operating activities resulted primarily from the increase in receipt of full payment for Benefit Packages of $5,972,222. During the nine months ending September 30, 2000, we received full payment for Benefit Packages of $3,191,115. This represents an increase of 187% on a comparable nine month year over year basis.

As of September 30, 2001, we had total current assets of $8,475,598 and cash of $1,979,487. As of September 30, 2001 total current liabilities amounted to $8,604,248.

We believe that our existing cash balances will be sufficient to meet our working capital and capital expenditure requirements for the next 12 months and for the foreseeable future thereafter.

To date, inflation has not had a material impact on our financial results. However, inflation may adversely affect our future financial results.

Forward-looking Statements

This Prospectus contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical assumptions or facts. Specifically, this report contains forward-looking statements regarding anticipated future sales and revenues and the methods and strategies of increasing those sales and revenues. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to, management's ability to implement our marketing strategy, the availability of capital through the sale of additional common stock or other means, including the availability of products for sale through credit insurance and distribution alliances, changes in general economic conditions, foreign exchange rate fluctuations, competitive product and pricing pressures, regulatory developments, as well as other risks and uncertainties detailed from time in our Securities and Exchange Commission filings.

Our expectations, beliefs and projections are expressed in good faith and are believed by it to have a reasonable basis, including without limitation, data contained in our records and other available data from third parties, but there can be no assurance that Management's expectations, beliefs or projections will result, or be achieved, or be accomplished.

                        ABSENCE OF CURRENT PUBLIC MARKET

There is no current public trading market for our shares of common stock. While we intend to take needed action to qualify the shares for quotation on the NASDAQ OTC Bulletin Board under the symbol concurrently with the filing of this prospectus, there is no assurance that we can satisfy the current pertinent listing standards or, if successful in getting listed, avoid later de-listing.

                          DESCRIPTION OF CAPITAL STOCK

Our common stock in not presently quoted on the OTC BB. We intend to qualify our shares for quotation on the NASDAQ Bulletin Board concurrently with the date of this prospectus.

Description of Securities

Our authorized capital stock consists of 10,000,000 shares of common stock, $.001 par value. As of November 15, 2001, there are outstanding 2,500,000 shares of our common stock.

The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to this Registration Statement.

Common Stock

The holders of the issued and outstanding shares of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of any funds lawfully available therefore. Our Board of Directors intends to retain future earnings to finance the development and expansion of our business and does not expect to declare any dividends in the foreseeable future. The holders of our common stock have the right, in the event of liquidation, to receive pro rata all assets remaining after payment of debts and expenses. Our common stock does not have any preemptive rights. The issued and outstanding shares of our common stock are fully paid and non-assessable.

Holders of shares of our common stock are entitled to vote at all meetings of such shareholders for the election of directors and for other purposes. Such holders have one vote for each share of our common stock held by them.

Preferred Stock

We have not issued or authorized any preferred stock as of the filing of this registration statement.

Warrants

We have not issued any warrants as of the filing of this registration statement.

Transfer Agent

We function as our own transfer and registrar agent. Upon application to become listed on the OTC Bulletin Board, we plan to engage the services of a professional transfer and registrar agent for our common stock.

                             EXECUTIVE COMPENSATION

Compensation of Directors

Our directors will not receive compensation for services on our Board of Directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Executive Compensation

We presently have not negotiated any employment agreement with our management personnel to retain their services.

Mr. Richard L. Loehr received 2,000,000 shares of common stock in exchange for 100% of his stock of Team Nationwide, Inc., pursuant to that specific Share Exchange Agreement dated January 8, 2001 and which had an Effective Date of December 28, 2000.

It is anticipated that executive officers may receive cash or non-cash compensation for his or her services. It is expected that the Board of Directors will approve the payment of salaries and/or non cash compensation in a reasonable amount to each of our officers for their services.

                           Summary Compensation Table

         Annual Compensation        Long-Term Compensation
         -------------------        ----------------------

          (a)             (b)       (c)       (d)         (e)         (f)         (g)        (h)          (i)

                                             Other Annul      Securities
                                             Compensa         Restricted        underlying       LTIP
Name and Principal                           tion ($)         Stock options/    Payouts                   All Other
Position                   Year     ($)      Bonus ($)        Award(s) ($)      SARS (#)         ($)      Compensation ($)
                           ----     ---      ---------        ------------      --------         ---      ----------------
Richard L. Loehr,          2001     $-0-        $-               $-                $-            $-       $-
Chairman, President
& CEO

Douglas J. Borr,
Vice President             2001     52,000      $-               $-                $-            $-       $-

Lynda M. Davis,
VP & Secretary             2001     52,000      $-               $-                $-            $-       $-

Carol Boozer,
VP & Treasurer             2001     52,000      $-               $-                $-            $-       $-
                           ----     ------      --               --                --            --       --

Stock Option Plans

We have not put into place a Stock Option Plan as of the filing of this registration statement.

Employees and Consultants

As of November 15, 2001, our Chief Executive Officer, President & Chairman was Richard L. Loehr.

Our core management team is comprised of our officers and directors. Our management and control shall at all times be retained by our officers and directors.

                             SUBSCRIPTION PROCEDURE

In order to purchase shares:

1. An investor must complete and sign copy of the subscription agreement and power of Attorney.

2. Checks (which should be at least $25,000) should be made payable as follows:

               National Companies, Inc. -- Attorney Escrow Account

3. The check and the subscription agreement should be mailed or delivered to the escrow agent:

      Anslow & Jaclin, LLP, 4400 Route 9 South, Freehold, New Jersey 07728

You must indicate in the subscription agreement your classification of net worth as defined in "Prospectus Summary." In addition, you must indicate that you have received this prospectus and that you are a citizen or permanent resident of the United States.

Escrow Account

Funds from the sale of this offering will be retained in an IOLTA attorney escrow account maintained with our securities counsel. Under pertinent Florida regulation, interest will be paid to the Florida Bar Association for funding attorney representation for those who cannot otherwise afford counsel. Accordingly, any interest will not be paid to us or shareholders.

                              ERISA CONSIDERATIONS

Those who consider purchasing shares on behalf of qualified plans are urged to consult with tax and ERISA counsel to determine that such a purchase will not result in a violation of prohibited transaction under ERISA, the Internal Revenue Code or other applicable law. We will rely on the determination made by such experts, although no shares will be sold to any plans if we believe that the sale will result in a prohibited transaction under ERISA or the Code.

                                  LEGAL MATTERS

The validity of Shares being offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Freehold, New Jersey.

                                     EXPERTS

Our Financial Statements as of December 31, 2000 and 1999 have been included in this Prospectus in reliance upon the report appearing elsewhere herein, of Robert Jarkow, independent Certified Public Accountant, and upon the authority of said independent Certified Public Accountant as an expert in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We will file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the "SEC"). Such information may be read and any such document may be copied from the SEC at their public reference facilities in Room 1024 at 450 Fifth Street N.W., Washington, DC 20549 or at regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings also are available to the public on the SEC Internet site at http://www.sec.gov.

We have filed with the SEC this registration statement on Form SB-2 under the Act which registered the shares covered by this Prospectus for resale by the Selling Shareholders. This Prospectus is only part of the registration statement. It does not contain all of the information shown in the registration statement because the SEC rules and regulations allow us to include certain information in the filing, but permit us to omit certain information from the Prospectus. Statements contained in this Prospectus as to any contract or other documents' contents are not necessarily complete. In each instance, if the contract or document is filed as an exhibit to the registration statement, the affected statement is qualified, in all aspects by reference to the applicable exhibit to the registration statement. For further information about us or our shares, please refer to the registration statement and the exhibits that may be obtained from the SEC at its principal office. The SEC is paid the prescribed fee, or such information can be obtained through the Internet site listed above.

The SEC allows us to "incorporate by reference" the information it files with them. This means that we can disclose important information by referring the reader to these documents. The information we incorporate by reference is an important part of this Prospectus, and information that we file later with the SEC will update or supercede automatically this information.

The reader should rely only on the information we include or incorporate by reference in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide information different from that contained in this Prospectus. The information contained in this Prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this Prospectus or the applicable prospectus supplement or of any sale of our securities.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus is deemed to be modified or superseded for purposes of this Prospectus to the extent that any of the following modifies or superseded a statement in this Prospectus or incorporated by reference in this Prospectus:

* in the case of a statement in a previously filed document incorporated by reference or deemed to be incorporated by reference in this Prospectus, a statement contained in this Prospectus;

* a statement contained in any accompanying prospectus supplement relating to a specific offering of shares; or

* a statement contained in any other subsequently filed document that modifies or supersedes a statement in this Prospectus.

Any modified or superseded statement will not be deemed to constitute a part of this Prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this Prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide, without charge to each person to whom a copy of this Prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated by reference into this Prospectus, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Requests may be made by writing or telephoning the following person:

Richard L. Loehr
President & Chairman
National Companies, Inc.
4350 Oakes Road, Suite 512
Davie, FL  33314
(954) 584-2151

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes of accountants since inception or disagreements with our accountants with regard to any accounting or financial disclosure issues.

                             NATIONAL COMPANIES, INC.
                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS
                                                                        Page No.
INDEPENDENT ACCOUNTANTS' REVIEW REPORT .............................      1

FINANCIAL STATEMENTS

       Balance Sheets...............................................      2

       Statements of Operations.....................................      3

       Statement of Stockholders' (Deficit).........................      4

       Statements of Cash Flows.....................................    5 - 6

       Notes to Financial Statements................................   7 - 10

                             NATIONAL COMPANIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                                       September 30,       December 31,
                                    ASSETS                                 2001                 2000
                                                                       -----------           ----------
                                                                        Unaudited
Current Assets
      Cash                                                              $1,979,487             $388,113
      Prepaid commissions                                                6,404,461            3,920,035
      Prepaid expenses                                                      41,650
      Advance to related company                                                 -              465,634
      Deposit                                                               50,000                    -
                                                                       -----------           ----------
            Total current assets                                         8,475,598            4,773,782

Prepaid commissions-long term                                            2,703,238              843,960

Associate data base, web site and equipment-
     net of accumulated amortization and
     depreciation of $76,466 in 2001 and $48,000 in 2000                   127,443               62,000
                                                                       -----------           ----------
                                                                       $11,306,279           $5,679,742
                                                                       ===========           ==========
                       LIABILITIES & SHAREHOLDERS' DEFICIT

Current Liabilities

      Accounts payable and accrued liabilities                            $380,666             $232,481
      Revenue received in advance                                        8,223,582            4,871,553
      Due to shareholder                                                         -               50,000
                                                                       -----------           ----------
            Total current liabilities                                    8,604,248            5,154,034
                                                                       -----------           ----------
Revenue received in advance-long term                                    3,657,095            1,036,902
                                                                       -----------           ----------
Shareholders' Deficit

      Common stock-par value $.001; 10,000,000 shares authorized,
           2,500,000 issued and outstanding                                 44,682               44,682
      Deficit                                                             (999,746)            (555,876)
                                                                       -----------           ----------
            Total shareholders' deficit                                   (955,064)            (511,194)
                                                                       -----------           ----------
                                                                       $11,306,279           $5,679,742
                                                                       ===========           ==========

   The accompanying notes are an integral part of these financial statements.

                             NATIONAL COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Three Months Ended September 30,
                                                                     2001                    2000
                                                                   ---------              ---------
                                                                   Unaudited              Unaudited
Revenue
       Benefit package sales                                       $2,687,904             $2,048,696

       Commissions-related party                                      139,077                 75,599

       Other income                                                    44,594                      -
                                                                   ----------               --------

                                                                    2,871,575              2,124,295

Direct costs                                                        1,968,576              1,580,773
                                                                   ----------               --------

       Gross profit                                                   902,999                543,522

Selling, general, and administrative expenses                       1,283,452                276,662
                                                                   ----------               --------
       Net (loss)                                                   ($380,453)              $266,860
                                                                   ==========               ========
Earnings (loss) per share-basic                                       ($0.152)                $0.107
                                                                   ==========               ========
Weighted - average common shares outstanding                        2,500,000              2,500,000
                                                                   ==========               ========

* Federal and State tax benefit computed at expected annual tax rate of 39%.

   The accompanying notes are an integral part of these financial statements.

                             NATIONAL COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                          Nine Months Ended September 30,
                                                                         2001                       2000
                                                                        Unaudited                 Unaudited
                                                                        ---------                 ---------
  Revenue
        Benefit packages sales                                          $5,864,660               $3,498,056

        Commissions-related party                                          349,536                  170,400

        Other income                                                        79,852                        -
                                                                        ----------               ----------
                                                                         6,294,048                3,668,456

  Direct costs                                                           4,399,416                2,699,065
                                                                        ----------               ----------
        Gross profit                                                     1,894,632                  969,391

  Selling, general, and administrative expenses                          2,338,502                  844,489
                                                                        ----------               ----------
        Net (loss)                                                       ($443,870)                $124,902
                                                                        ==========               ==========

                                                                           ($0.178)                  $0.050
  Earnings (loss) per share-basic
                                                                        ==========               ==========

  Weighted - average common shares outstanding                           2,500,000                2,500,000
                                                                        ==========               ==========

* Federal and State tax benefit computed at expected annual tax rate of 39%.

   The accompanying notes are an integral part of these financial statements.

                            NATIONAL COMPANIES, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

                     Nine Months Ended September 30, 2001

                                                                         Common Stock
                                                                         ------------
                                                                    Shares             Amount          Deficit
                                                                    ------             ------          -------
Balance December 31, 2000                                           2,500,000         $44,682         ($555,876)

Net (loss) for the nine months ended September 30, 2001                                                (443,870)
                                                                    ---------         -------         ---------
       Balance September 30, 2001 (unaudited)                       2,500,000         $44,682         ($999,746)
                                                                    =========         =======         =========

   The accompanying notes are an integral part of these financial statements.

                            NATIONAL COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Nine Months Ended September 30,
                                                                                        2001                    2000
                                                                                      Unaudited               Unaudited
                                                                                      ---------               ---------
Cash flows from operating activities
        Net (loss)                                                                    ($443,870)               $124,902
        Adjustments to reconcile net (loss) to net cash
          provided by operating activities
               Depreciation and amortization                                             28,466                  18,000
               (Increase) in prepaid commissions                                     (4,343,704)             (2,896,408)
               (increase) in prepaid expenses                                           (41,650)                     -
               Deposit                                                                  (50,000)                     -
               Increase (decrease) in accounts payable and accrued liabilities          148,185                  45,934
               Increase in revenue received in advance                                5,972,222               3,191,115
                                                                                     ----------              ----------
                    Total adjustments                                                 1,713,519                 358,641
                                                                                     ----------              ----------
                    Net cash provided by operating activities                         1,269,649                 483,543
                                                                                     ----------              ----------
Cash flows from investing activities
        Purchase of equipment                                                           (93,909)                     -
        Decrease in advance to related company                                          465,634                (266,788)
                                                                                     ----------              ----------
                    Net cash provided by investing activities                           371,725                (266,788)
                                                                                     ----------              ----------
Cash flows from financing activities
        (Decrease) in cash overdraft                                                         -                 (115,705)
        (Decrease) in due to shareholder                                                (50,000)                     -
                                                                                     ----------              ----------
                    Net cash (used) by financing activities                             (50,000)               (115,705)
                                                                                     ----------              ----------
Net increase in cash                                                                  1,591,374                 101,050

Cash - beginning                                                                        388,113                      -
                                                                                     ----------              ----------
Cash - end                                                                           $1,979,487                $101,050
                                                                                     ==========              ==========
Supplemental disclosures of cash flow information:

        Interest paid                                                                      $  -                  $3,375
                                                                                     ==========              ==========

   The accompanying notes are an integral part of these financial statements.

                             NATIONAL COMPANIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                    UNAUDITED

Note 1. Summary of Significant Accounting Policies

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted in this Form 10-QSB in compliance with the Rules and Regulations of the Securities and Exchange Commission. However, in the opinion of National Companies, Inc. the disclosures contained in this Form 10-QSB are adequate to make the information fairly presented. See Form 10-KSB for the year ended December 31, 2000 for additional information relevant to significant accounting policies followed by the Company.

Note 2. Basis of Presentation

In the opinion of the Company, the accompanying unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position as of September 30, 2001 and the results of operations for the three and nine month periods ended September 30, 2001 and September 30, 2000. The results of operations for the three and nine months ended September 30, 2001 are not necessarily indicative of the results which may be expected for the entire year.

Note 3. Legal Proceedings

We have the following outstanding legal proceedings:

(1) Gary W. Morris v. Nationwide Companies, Inc., William R. Case, Richard L. Loehr and Glenville Haldi - State Court of Fulton County, State of Georgia, Civil Action No. 00-VS-001060 C: We are being sued by Gary W. Morris, a California resident, in Fulton County, Georgia. William R. Case, Richard L.Loehr, our Chairman and Chief Executive Officer, and Glenville Haldi are also named as defendants in the lawsuit. Mr. Morris' allegations include fraudulent conveyance, fraud and conspiracy. He seeks to recover a $122,038 judgment awarded him in 1999 in an action he brought against Nationwide Auto Club, Inc. at the end of 1997. Mr. Morris alleges that Mr. Case, Mr. Loehr, Mr. Haldi and Nationwide Companies were involved in a conspiracy to defraud Mr. Morris and to render his judgment worthless by transferring the assets of Nationwide Auto Club, Inc. to another entity (specifically Nationwide Companies, Inc., now known as National Companies, Inc. our legal entity). Mr. Morris alleges that Mr. Case, Mr. Loehr and Mr. Haldi did not disclose, and kept from him, the existence of Nationwide Companies, Inc. and of the transfer of assets. The parties mediated this lawsuit voluntarily on October 25, 2001. The mediation has been completed and is awaiting approval by the court.

                          INDEX TO FINANCIAL STATEMENTS

                          NATIONWIDE COMPANIES, INC.
                        January 15, 1999 (Inception) to
                December 31, 1999; Year Ending December 31, 2000

                                Table of Contents

                                                     Page

Independent Auditor's Report                         F-1

Consolidated Balance Sheet                           F-2

Consolidated Statements of Operations                F-3

Consolidated Statement of Shareholders' Deficit      F-4

Consolidated Statements of Cash Flows                F-5

Notes to Consolidated Financial Statements           F-6

                                  ROBERT JARKOW
                           CERTIFIED PUBLIC ACCOUNTANT

                            3111 North Andrews Avenue
                         Fort Lauderdale, Florida 33309

                                 (954) 630-9070

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Nationwide Companies, Inc.

I have audited the accompanying consolidated balance sheet of Nationwide Companies, Inc. as of December 31, 2000 and the consolidated statements of operations, shareholders' deficit, and cash flows for the year ended December 31, 2000 and from January 15, 1999 (inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

The audits were conducted in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Companies, Inc. as of December 31, 2000 and the results of its operations and cash flows for the year ended December 31, 2000 and from January 15, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

/s/ Robert Jarkow
--------------------------

January 17, 2001

                           NATIONWIDE COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEET
                                December 31, 2000

ASSETS

Current Assets
Cash                                                            $388,113
Prepaid commissions                                            3,920,035
Advance to related company                                       465,634

         Total current assets                                  4,773,782

Prepaid commissions-long term                                    843,960

Independent marketing associate data base and web site-
         net of accumulated amortization of $38,000               57,000

Equipment-net of accumulated depreciation of $10,000               5,000

TOTAL ASSETS                                                  $5,679,742
                                                              ----------
LIABILITIES & SHAREHOLDERS' DEFICIT

Current Liabilities

Accounts payable and accrued liabilities                        $232,481
Revenue received in advance                                    4,871,553
Due to shareholder                                                50,000
         Total current liabilities                             5,154,034

Revenue received in advance-long term                          1,036,902

Shareholders' Deficit

Common stock-par value $.001; 10,000,000 shares authorized,
         2,500,000 issued and outstanding                         44,682
Deficit                                                         (555,876)
         Total shareholders' deficit                            (511,194)

TOTAL LIABILITIES & SHAREHOLDERS' DEFICIT                     $5,679,742
                                                              ----------

                          The accompanying notes are an
                             integral part of these
                              financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000

                                                       2000           1999
                                                       ----           ----
Revenue
         Benefit Package Sales                    $ 6,146,752     $ 2,054,949

         Commissions-related party                    246,000          10,600

         Total Revenue                              6,392,752       2,065,549

Direct costs                                        4,742,772       1,528,417

         Gross profit                               1,649,980         537,132
---------------------------------------------     -----------     -----------

Selling, general, and administrative expenses       1,121,151       1,621,837

         Net income (loss)                        $   528,829     ($1,084,705)
---------------------------------------------     -----------     -----------

Earnings (loss) per share-basic                   $      0.21     ($     0.43)
                                                  -----------     -----------

Weighted - average common shares outstanding        2,500,000       2,500,000
                                                  -----------     -----------

Pro forma Tax (Unaudited):

ThePro forma Tax is computed as if the Company was taxed for the entire periods as a conventional Corporation under the Internal Revenue Code.

Income (loss) from operations before income tax   $   528,829     ($1,084,705)

         Provision for Income Tax *                   198,800               0

Net Income(loss)                                  $   330,029     ($1,084,705)
                                                  -----------     -----------

Basic earnings (loss) per share                   $      0.13     ($     0.43)
                                                  -----------     -----------

* Provision for income tax in year 2000 is calculated without the 1999 carryforward loss .

No credit in 1999 because of the uncertainty of the utilization of the loss carry forward.

                          The accompanying notes are an
                             integral part of these
                              financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000

                                                               Common Stock
                                                         Shares           Amount            Deficit
                                                         ------           ------            -------
Initial capitalization                                  2,500,000        $44,682
Net (loss)
January 15, 1999 (inception) to December 31, 1999                                        ($1,084,705)

Balance December 31, 1999                               2,500,000         44,682          (1,084,705)
                                                        ---------         ------          -----------

Net income for the year ended December 31, 2000                                              528,829

Balance December 31, 2000                               2,500,000        $44,682           ($555,876)
                                                        ---------        -------           ----------

                          The accompanying notes are an
                             integral part of these
                              financial statements.

                           NATIONWIDE COMPANIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                January 15, 1999 (Inception) to December 31, 1999
                          Year Ended December 31, 2000

                                                                           2000             1999
                                                                           ----             ----
Cash flows from operating activities
         Net income (loss)                                            $   528,829      ($1,084,705)
         Adjustments to reconcile net income (loss) to net cash
         provided (used) by operating activities
         Depreciation and amortization                                     24,000           24,000
         (Increase) in prepaid commissions                             (2,381,116)      (2,382,879)
         Increase in accounts payable and accrued liabilities             166,179
                                                                                            66,302
         Increase in revenue received in advance                        2,689,483        3,218,972
         Total adjustments                                                498,546          926,395

         Net cash provided (used) by operating activities               1,027,375         (158,310)
                                                                      -----------      -----------
Cash flows from investing activities
         Advances to related company                                     (454,235)         (11,399)
                                                                       -----------      -----------
Cash flows from financing activities
         Increase (decrease) in cash overdraft                           (115,709)         115,709
         Sale of common stock                                                  --            4,000
         Loan from shareholder                                                 --           50,000
         Capital contribution                                               5,682               --
         Acquisition of public shell                                      (75,000)              --

         Net cash provided (used) by financing activities                (185,027)         169,709
                                                                      -----------      -----------
Net increase in cash                                                      388,113                0

Cash - beginning                                                                0

Cash - end                                                            $   388,113      $         0
                                                                      -----------      -----------

Supplemental disclosures of cash flow information:
         Interest paid                                                $     4,500      $     4,315

         Non cash financing activities
         Assets contributed by shareholder in exchange for equity              --      $   110,000
                                                                      -----------      -----------

                          The accompanying notes are an
                             integral part of these
                              financial statements.

                           NATIONWIDE COMPANIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

Note 1. Public Entity

On December 28, 2000, an inactive public shell corporation, Focus Financial Group, Inc. (formed November 18, 1999), with no assets or liabilities, was acquired by a privately held operating company. The public company changed its name to Nationwide Companies, Inc. The owners of the private company received 80% of the public entity in exchange for 100% of their stock in the private company and the privately owned company became a wholly owned subsidiary of the public entity.

The transaction was accounted for as a reverse acquisition, which is a capital transaction and not a business combination. Accordingly, the recorded assets, liabilities, and operations of the private company were carried forward at historical amounts and the equity has been restated to give effect to the transaction from inception.

Note 2. Summary of Significant Accounting Policies

Nature of Operations

The Company is a direct sales organization which supplies products (for example: new cars, jewelry, and health and skin care products) and services (for example: health insurance, and travel services) to the Company's Associates (members) through affiliated companies.

Principles of Consolidation

The consolidated financial statements include amounts of the subsidiary. All intercompany accounts and transactions have been eliminated in the consolidation.

Use of Estimates

Use of estimates and assumptions by management is required in the preparation of financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

Revenue Recognition of Benefit Packages

Benefit Packages and associated Direct Costs-consisting of commissions, are deferred and recognized over the term of the benefit package (one or two years) on the straight line basis (because the Independent Marketing Associates buying patterns are random and cannot be predicted). Revenue is generated from fees charged to customers for the purchase of benefit packages.

The Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" in December 1999. The Company has reviewed its revenue recognition policies and believes it is in compliance.

                            NATIONWIDE COMPANIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

Note 2. Summary of Significant Accounting Policies (continued)

Cash Concentration

The Company maintains its cash in bank deposit accounts which may exceed the $100,000 federally insured limits.

Independent Marketing Associates Data Base and Web Site

Independent marketing associates data base and web site is recorded at $95,000, which was the cost to the contributing shareholder. Amortization is computed using the straight- line method over the five year estimated useful life.

Equipment

Equipment is recorded at $15,000 which was the cost to the contributing shareholder. Depreciation is computed using the straight-line method over the three year estimated useful lives of the assets.

Earnings (Loss) Per Share

Earnings (loss) per share is calculated by dividing net income (loss) by the average number of shares outstanding during the period.

At December 31, 2000 and 1999 there are no shares that would cause a dilution of earnings (loss) per share.

Note 3. Commitments

Long-Term Operating Lease-The Company has a commitment under a lease for office space, expiring on July 31, 2005. The following summarizes the future minimum lease payments under the non-cancelable operating lease obligation: for 2001 is $32,000; 2002 is $33,000; 2003 is $34,000; 2004 is $36,000 and 2005 is $21,000.
Rent expense for 2000 and 1999 was approximately $29,700 and $27,700, respectively.

Consultant Agreement- The Company has a consulting agreement which expires December 2002. The agreements require a monthly payment of $6,000 and may be terminated after June 2001 by either party.

                            NATIONWIDE COMPANIES, INC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

Note 4. Related Party Transactions

Affiliated companies- Some of the Company's products and services are supplied by companies that are owned by the Company's majority shareholder. The affiliated companies sell only to the Company's Independent Marketing Associates. No revenue is realized by the Company for product or service sold by theses affiliates. One affiliate pays a commission, based on product sales, to the Company. The revenue received by the Company from this affiliate is reflected in the Statement of Operations as Commissions.

At December 31, 2000, the Company has advanced, interest free, one affiliate $465,634. This amount has been repaid in 2001.

Due to Shareholder is due on demand and bears interest at 9%. Interest expense for 2000 and 1999 was approximately $4,500 and $4,315, respectively.

The buying patterns of the consumer are undeterminable. Therefore we are unable to estimate the commission revenue and the resulting impact to our P&L. Furthermore, we are unable to estimate the price and supply availability of an unaffiliated company.

Note 5.  Income Tax

Prior to the reverse acquisition, the privately held company was an S Corporation under the Internal Revenue Code. Accordingly, it was not responsible for payment of Income Taxes.

At December 31, 2000, there are no items that give rise to deferred income taxes.

Note6. Common Stock

Common stock on the initial capitalization was arrived at as follows:

         Assets contributed         $110,000
         Sale of common stock          4,000
         Capital contribution          5,682
         Cost of Public Shell        (75,000)
                                     -------
                                     $44,682

EXHIBIT A

                             SUBSCRIPTION AGREEMENT

National Companies, Inc.

ATTN:  Richard L. Loehr, President & Chairman
4350 Oakes Road, Suite 512
Davie, FL  33314

     By executing this Subscription Agreement (the "Subscription Agreement") of National Companies, Inc., (hereafter, the "Company"), the undersigned purchaser (hereafter, the "Purchaser") hereby irrevocably subscribes for shares of common stock ("Shares") in the Company. Purchaser herewith encloses the sum of $_________($25,000 minimum), representing the purchase of _____ Shares at $5.00 per Share. Subscriptions, whether checks or wire transfers, should be made payable to National Companies, Inc.-- Attorney Escrow Account and forwarded to the Escrow Agent, Anslow & Jaclin, LLP, 4400 Route 9 South, Freehold, New Jersey 07728. If this Subscription Agreement is accepted, the Purchaser agrees to contribute the amount enclosed to the Company.

     Purchaser represents that he, she or it has (i) a net worth of at least $100,000 (exclusive of home, furnishings and automobiles) or (ii) a net worth (similarly calculated) of at least $50,000 and an annual adjusted gross income of at least $25,000. Purchaser represents that he meets these financial requirements and that he is of legal age. Purchaser is urged to review carefully the responses, representations and warranties he is making herein. Purchaser agrees that this subscription may be accepted or rejected in whole or in part by the Company in its sole and absolute discretion.

READ THIS PROSPECTUS CAREFULLY BEFORE YOU SUBSCRIBE. CONTAINED HEREIN ARE DISCLOSURES CONCERNING VARIOUS RISKS, CONFLICTS, FEES AND EXPENSES RELATING TO OR TO BE PAID BY THE COMPANY.

     The undersigned is reminded that:

(1) The Shares are speculative investments, the purchase of which involves a high degree of risk of loss of the entire investment of the undersigned in the Company.

(2) S/he is encouraged to discuss the proposed purchase with her/his attorney, accountant or a Purchaser Representative (as defined under the Securities Act of 1933, as amended) or take the opportunity to do so, and is satisfied that s/he has had an adequate opportunity to ask questions concerning the Company, the Shares and the Offering described in the Prospectus. (3) No federal or state agency has passed upon the adequacy or accuracy of the information set forth in the Prospectus or made any finding or determination as to the fairness of the investment, or any recommendation or endorsement of the Shares as an investment.

(4) S/he must not be dependent upon a current cash return with respect to her/his investment in the Shares. S/he understands that distributions are not required (and are not expected) to be made.

(5) The Company is not a "tax shelter" and the specific tax consequences to her/him relative to as an investment in the Company will depend on her/his individual circumstances.

Representations

     Purchaser makes the following representations in order to permit the Company to determine his suitability as a purchaser of Shares:

     (1) The undersigned has received the Company's Prospectus and the exhibits thereto.

     (2) The undersigned understands that the Company has made all documents pertaining to the transactions described in the Company's Prospectus available to the undersigned in making the decision to purchase the Shares subscribed for herein.

     (3) If the Shares are being subscribed for by a pension or profit-sharing plan, the undersigned independent trustee represents that s/he has reviewed the plan's portfolio and finds (considering such factors as diversification, liquidity and current return and projected return of the portfolio) this purchase to be a prudent investment under applicable rules and regulations, and acknowledges that no representation is made on behalf of the Company that an investment in the Company by such plan is suitable for any particular plan or constitutes a prudent investment thereby. Moreover, the undersigned independent trustee represents that s/he understands that income generated by the Company may be subject to tax, that s/he is authorized to execute such subscription on behalf of the plan or trust and that such investment is not prohibited by law or the plan's or trust's governing documents.

     The undersigned understands and agrees that this subscription may be accepted or rejected by the Company in whole or in part, in its sole and absolute discretion. The undersigned hereby acknowledges and agrees that this Subscription Agreement shall survive (i) non-material changes in the transactions, documents and instruments described in the Prospectus, (ii) death or disability of the undersigned and (iii) the acceptance of this subscription by the Company. By executing this Subscription Agreement below, the undersigned
(i) acknowledge the accuracy of all statements and (ii) appoints the management of the Company to act as his true and lawful attorney to file any documents or take any action required by the Company to carry out its business activities.

     The foregoing information which the undersigned has provided to the Company is true and accurate as of the date hereof and shall be true and accurate as of the date of the undersigned's admission as a Shareholder. If in any respect such representations, warranties or information shall not be true and accurate at any time prior to the undersigned's admission as a Shareholder, s/he will give written notice of such fact to the Company, specifying which representation, warranty or information is not true and accurate and the reason therefore.

     By executing this Subscription Agreement, the undersigned certifies, under penalty of perjury:

     (1) That the Social Security Number or Taxpayer Identification Number provided below is correct; and

     (2) That the IRS has never notified him that s/he is subject to 20% backup withholding, or has notified her/him that s/he is no longer subject to such backup withholding. (Note: If this part (2) is not true in your case, please strike out this part before signing.)

     (3) The undersigned is a U.S. citizen or resident, or is a domestic corporation, partnership or trust, as defined in the Internal Revenue Code of 1986, as amended. (Note: If this part (3) is not true in your case, please strike out this part before signing.)

     (4) That the undersigned acknowledges and agrees that this information may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein is punishable by fine, imprisonment or both. The undersigned will notify the Company within sixty (60) days of the date upon which any of the information contained herein becomes false or otherwise changes in a material manner, or the undersigned becomes a foreign person. The undersigned agrees to update this information whenever requested by the Company. Under penalties of perjury, the undersigned declares that the undersigned has examined the information contained herein and to the best of the undersigned's knowledge and belief, it is true, correct and complete, and that the undersigned has the authority to execute this Subscription Agreement.

     This Subscription Agreement and the representations and warranties contained herein shall be binding upon the heirs, executors, administrators and other successors of the undersigned. If there is more than one signatory hereto, the obligations, representations, warranties and agreements of the undersigned are made jointly and severally. By executing this agreement, you are not waiving any rights under federal law.

      The undersigned is the following kind of entity (please check):

      The undersigned is the following kind of entity (please check):

        |_| Individual |_| IRA |_| Joint Account - JTWROS |_| Pension Plan |_| Joint Account - TENCOM |_| Trust |_| UGMA (Gift to Minor) |_|Non-Profit Organization |_| Partnership |_| Employee of NASD member firm |_| Corporation |_| Other (Specify)

                     Dated this ___ day of ________ of 2001


Mr./Ms._____________________________         _________________________________

      Purchaser's Name                   Social Security or Tax ID#

Mr./Ms._____________________________      _________________________________
    Name of Second Purchaser              Date of Birth of First Purchaser

------------------------------------         (------)-------------------------
Street Address of First Purchaser               Business Phone (Day)

------------------------------------          (------)------------------------
City State and Zip Code                         Home Phone

------------------------------------
Signature of First Purchaser (Individual,
Custodian or Email address (if applicable)
Officer or Partner of Entity)

--------------------------------------------
Signature of Second Purchaser (if applicable)

NOTE: If a joint subscription, please indicate whether joint tenants with right of survivorship (JTWROS) or tenants in common (TENCOM). Each joint tenant or tenant in common must sign in the space provided. If purchaser is a trust, partnership, corporation or other business association, the signing trustee, partner or officer represents and warrants that he/she/it has full power and authority to execute this Subscription Agreement on its behalf. If Purchaser is a trust or partnership, please attach a copy of the trust instrument or partnership agreement. If Purchaser is a corporation, please attach certified corporate resolution authorizing signature.

     No person is authorized in connection with any offering of the shares to give any information or to give any representation not contained in this Prospectus, and the reader should not rely on any such information or representation as having been authorized by the Company or any Selling

Shareholder. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

     Until the later of ______________ or ninety (90) days, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealer's obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Reference is made to "Fiduciary Responsibility of the Our Management" contained and "Description of Capital Stock" in the Prospectus relating to the indemnification of the Registrant's officers, directors, stockholders, employees and affiliates. The Registrant is prohibited from indemnifying its affiliates for liabilities resulting from violations or alleged violations of the Securities Act of 1933 or any state securities laws in connection with the issuance or sale of the shares of common stock, except in the case of successful defense of an action in which such violations are alleged, and then only if a court approved such indemnification after being apprized of relevant regulatory positions on indemnification.

Excerpt From "Fiduciary Responsibility of the Company's Management".

The SEC has stated that, to the extent any exculpatory or indemnification provision purports to include indemnification for liabilities arising under the Securities Act of 1933, as amended, it is the opinion of the SEC that such indemnification is contrary to public policy and, therefore, unenforceable. Shareholders who believe that the Company's management may have violated applicable law regarding fiduciary duties should consult with their own counsel as to their evaluation of the status of the law at such time.

Directors' Liability

Under Florida law, a director is not personally liable for monetary damages to a company or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and the director's breach of, or failure to perform, those duties constitutes or result in: (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (3) a circumstance under which the director is liable for an unlawful corporate distribution; (4) a proceeding by or in the right of us to procure a judgment in its favor or by or in the right of a shareholder, for conscious disregard for the best interest of the company, or willful misconduct; or (5) a proceeding by or in the right of someone other than us or a shareholder, for recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses of this offering are estimated as follows:*

SEC Registration Fee                        $1,875
Blue Sky fees and expenses                   5,000
Transfer Agent and Registrar fees.           1,000
Printing and engraving expenses.             3,075
Legal fees and expenses.                    20,000
Accounting fees and expenses                 1,500
Miscellaneous.                               2,500
                                             -----

Total.                                      $34,950
                                            =======

* All amounts other than the SEC registration fee are estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, the Registrant sold securities without registration under the Securities Act of 1933, as amended (the "Act") as follows:

SECURITIES                 NAMES OF                  CONSIDERATION              EXEMPTION
SOLD                       INVESTORS                 RECEIVED                   FROM
                                                                                REGISTRATION
500,000 Shares             43 Person(1)              $4,000                     Section 4(2) of the Securities
of Common Stock(1)                                                              Act and Rule 504 of Reg D
                                                                                promulgated thereunder.

2,000,000 Shares            1 Person(2)                 $(2)                    Section 4(2) of the Securities
of Common Stock                                                                 Act and Rule 506 of Reg D
                                                                                promulgated thereunder.

(1) Forty-Three(43) investors acquired 800,000 at a cost of $4,000. Included in the 800,000 shares is 721,000 shares of stock issued to Shelley Goldstein, our Chief Executive Officer, President & Chairman valued at $0.001 par, $721. Ms. Goldstein cancelled 300,000 of her common stock shares, ab initio, prior to that certain Share Exchange Agreement mentioned below. These investors purchased their shares pursuant to an exemption provided by Rule 504 of Regulation D of the Securities Act. (2) The one person who was issued 2,000,000 shares of Common Stock is Richard L. Loehr. These shares were issued to Mr. Loehr pursuant to that Share Exchange Agreement effective December 28, 2000. See Note 6. Common Stock, Notes to Consolidated Financial Statements dated December 31, 2000.

We relied upon Section 3(b) of the Act and Rule 504 and any other applicable exemption for the issuance of its unregistered securities to the Selling Shareholders identified in our SB 2 Registration Statement. In each instance, such reliance was based on the following: (i) the aggregate offering price of the offering of the shares of Common Stock and warrants did not exceed $1,000,000, less the aggregate offering price for all securities sold with the twelve months before the start of and during the offering of shares in reliance on any exemption under Section 3(b) of, or in violation of Section 5(a) of the Act; (ii) no general solicitation or advertising was conducted by us in connection with the offering of any of the shares; (iii) the fact we have not been since its inception (a) subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1934, as amended, (b) and "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (c) a development stage company that either has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

ITEM 27.  EXHIBITS

EXHIBIT

NUMBER            DESCRIPTION

3(i).1 Articles of Incorporation of National Companies, Inc., a Florida corporation (1)

3(i).2 Articles of Amendment to Articles of Incorporation of National Companies, Inc., a Florida corporation (6)

3(ii).1 Bylaws of National Companies, Inc., a Florida corporation (1)

4.0                Form of Stock Certificate (6)

4.2                Agreement for the Exchange of Common Stock (2)

4.3                Amended Agreement Agreement for the exchange of Common Stock
                   (3)

5.2      *         Opinion of Anslow & Jaclin, LLP

10.1               Office lease for Corporate offices located in Davie, Florida
                   (4)

10.2               Escrow Agreement (5)

10.3 General Contract for services between National Companies, Inc. and National Automotive, Inc. (5)

10.4 General Contract for services between National Companies, Inc. and National Travel Consultants, Inc./Uniglobe Team Travel (5)

10.5 General Contract for services between National Companies, Inc. and National Health Plans Plus (5)

10.6 General Contract for services between National Companies, Inc. and Team Nationals Products, Inc. (5)

23.1     *         Consent of Robert Jarkow, CPA, independent Certified Public
                   Accountants

23.2     *         Consent of Anslow & Jaclin, LLP


(1) Incorporated herein by reference to our Registration Statement on Form 10-SB originally filed with the SEC on December 21, 1999.

(2)Incorporated herein by reference to the Company's Form 8-K originally filed with the SEC on January 12, 2001.

(3) Incorporated herein by reference to our Form 8K Amendment 2 originally filed with the SEC on May 11, 2001.

(4) Incorporated herein by reference to the Company's Form 10-KSB Amendment 1 originally filed with the SEC on May 17, 2001.

(5) Previously filed with Amendment No. 2 to Form SB-2 on October 22, 2001 (SEC File No. 333-63220).

(6) Previously filed with Amendment No. 3 to Form SB-2 on November 8, 2001.
*        Filed herewith

                                TABLE OF CONTENTS

                                                              Page No.

Prospectus Summary                                                   4
Summary Financial Data                                               6
Risk Factors                                                         7
Certain Relationships and Related Party Transactions                 13
Use of Proceeds                                                      14
Determination of Offering Price                                      15
Capitalization                                                       15
Dilution                                                             16
Fiduciary Responsibility of Our Management                           17
Selling Security Holders                                             18
Share Eligible for Future Sale                                       22
Plan of Distribution                                                 23
Legal Proceedings                                                    24
Directors, Executive Officers, Promoters and Control Persons         25
Principal Shareholders                                               29
About Us                                                             30
Management's Discussion and Analysis or Plan of Operation            38
Absence of Current Public Market                                     43
Description of Capital Stock                                         43
Executive Compensation                                               44
Subscription Procedure                                               46
Erisa Considerations                                                 47
Legal Matters                                                        47
Experts                                                              47
Where You Can Find More Information                                  47
Changes and Disagreements On Accounting and Financial Disclosure     49

                                   PROSPECTUS

                             Shares of Common Stock

                            NATIONAL COMPANIES, INC.
                            This Prospectus is dated

                          _________________, ____ 2001

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Davie, State of Florida, on the 27th day of November, 2001.

                                    National Companies, Inc.
                                    (Registrant)

Date: November 27, 2001              By: /s/ Carol Boozer
                                    ------------------------
                                    Carol Boozer
                                    Vice President and Treasurer
                                    (Principal Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Date                       Signature                         Title

November 27, 2001           By: /s/ Richard L. Loehr
                           ------------------------
                           Richard L. Loehr                  Chairman & CEO